UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

MED-X, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 024-10472

Nevada	46-5473113
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8236 Remmet Avenue Canoga Park, California	91304
(Address of principal executive offices)	(Zip Code)

(818) 349-2870
Registrant’s telephone number, including area code

Common Shares
(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	Our research and development of Cannabis medical compounds and other potential new products may not result in commercial products available for sale by us in the future.
•	Lack of market acceptance of our Cannabis, Nature-Cide® and other products.
•	Our Chairman, President and Chief Operating Officer, Matthew Mills, owns 10,000 shares of our Series A Preferred Stock, which entitles him to 51% voting power on all matters submitted to a vote of the shareholders, and with his common stock ownership, Mr. Mills holds approximately 56% of the total shareholder voting power of the Company.
•	Inability to obtain legal permission to grow, supply and sell Cannabis.
•	Inability to sell our Cannabis, Nature-Cide® and other products.
•	Heavy development stage expenditures by us, resulting in substantial operating deficits, especially in the early years of operation.
•	Intense competition, including entry of new competitors.
•	Falling demand for Cannabis for medical or recreational use, or increasing supply of Cannabis, causing prices for it to decline.
•	Adverse federal, state, and local government regulation, rendering it difficult for us to monetize our potential Cannabis products and services.
•	Heavy government regulation, taxation and licensing requirements in markets where Cannabis is legal.
•	Obstacles to registering Cannabis trademarks and tradenames at the federal level.
•	Failure of new markets for Cannabis to become legal and available.
•	Contraction of the market for medical Cannabis in California, including the closing of medical Cannabis dispensaries due to government order.
•	Unexpected costs and operating deficits.
•	Lower sales and revenue than forecast.
•	Default on leases or other indebtedness.
•	Loss of suppliers and supply.
•	Price increases for capital, supplies and materials.
•	Decline of market prices for Cannabis products due to excess supply or for other reasons.
•	Inadequate capital and financing and inability to raise capital due to market conditions or for regulatory reasons.
•	Failure to obtain customers, loss of customers and failure to obtain new customers.
•	The risk of litigation and administrative proceedings involving us or our employees.
•	Loss of or inability to obtain government licenses and permits.
•	Adverse publicity and news coverage.
•	Inability to carry out marketing and sales plans.
•	Failure of our recent merger with PSH to be profitable for our investors.
•	Loss of key executives.
•	Losses from theft that cannot be recovered.
•	Dilution of ownership due to issuance of more securities by the Company.

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•	Unavailability of banking, trademark registration, and other services to Med-X because Cannabis is still illegal under federal law.
•	Potential enforcement actions by the Securities and Exchange Commission and other government agencies.
•	Other specific risks that may be alluded to in this Offering Circular or in other reports issued by us or third party publishers.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Offering Circular. All forward-looking statements are made as of the date of this Offering Circular and the risk that actual results will differ materially from the expectations expressed in this Offering Circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Offering Circular, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans described in this Offering Circular will be achieved.

Item 1.   BUSINESS

General

Med-X, Inc. (“Med-X”, “we”, “us”, “our”, or the “Company”), a Nevada corporation formed in February 2014, is engaged in the business of green scene product development, distribution, and marketing. Its business is expected to expand significantly since the recent closing of its merger with Pacific Shore Holdings, Inc. (“PSH””), its affiliate, on April 16, 2018. The Company and PSH developed a series of proprietary natural “green” branded products under division names Nature-Cide®, Thermal-Aid®, and Malibu Brands. Nature-Cide products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries, including professional pest control, turf care, janitorial, hospitality, transportation and agriculture, including the cannabis and hemp cultivation and products industries. Thermal-Aid, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for painful ailments affecting adults, children and animals. Nature-Cide and Thermal-Aid are distributed through ecommerce platforms and through national distribution outlets positioned around the United States. Malibu Brands are all-natural essential oils, including hemp and CBD oil products, designed for a variety of ailments of which most are still in the development stage.

The Company created a media platform called the National Investor Network, www.nationalinvestornetwork.com. The network is acting as an artificial intelligence lead generator for the Company’s current crowdfunding efforts, and management is planning of publishing content for other companies that are looking to utilize crowdfunding to raise capital in the future. The Company expects to market to various companies as potential customers to generate consulting revenue and small percentages of equity in each company by promoting crowdfunding initiatives for them within the network. We believe that this service will help these companies generate funding for their businesses as Med-X, Inc. has. The Company’s flagship division Nature-Cide Services and Products plans to expand its service division footprint nationally by potentially partnering and or acquiring professional service companies that are already applicating Nature-Cide professional use products on various clientele accounts that cover a wide range of commercial, agricultural and residential accounts. The Nature-Cide Certified Partner Network partners can be found by potential commercial and residential customers on the Company’s website https://nature-cide.com/pages/store-locator.

We developed a new all-natural formulation of mosquito repellant and eradication product. This proposed product is derived from our Nature-Cide All Purpose formulation and is designed to be free of harmful chemicals. This solution has undergone a third-party lab and field study which has shown favorable results. We plan to aggressively market this product on an international scale, including exports into heavily mosquito infested areas of the world, and for sales in the United States.

Recently, the federal government legalized hemp production as part of the Farm Bill. Once the federal government finalizes methods and protocols for hemp Cannabidiol (CBD) extraction production, and if and when the Company has capital to do so, the Company plans to obtain the proper government licenses for indoor and outdoor farm property in California to grow, harvest and sell high quality, custom-bred organic hemp for the California medical and Cannabidiol (CBD) compound markets.

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Med-X also plans, if and when it is legal to do so, to cultivate high quality custom-bred Cannabis for the medical market to treat such aliments as pain, sleep deprivation, appetite disorders, and neurological pathologies or their symptoms. Besides suppling Nature-Cide products to pest control, hospitality, janitorial, turf grass and agricultural industries, Med-X also plans to supply proprietary and non-proprietary products, including Nature-Cide insecticides, pesticides, granular and soil blends to legally operating Hemp and Cannabis agricultural operators. As these core businesses evolve, and it becomes legal to do so, we will seek to develop and monetize (i) techniques for the recognition and extraction of Cannabis compounds for the medical industry, and (ii) a cost-effective pharmacy automation system for the pharmaceutical and Cannabis industries.

We expect the demand for the Company’s proprietary products to increase significantly. The Company and Pacific Shore, its subsidiary, are currently generating revenue from the Nature-Cide, Thermal-Aid and The MJT Network divisions.

Med-X closed an Agreement of Merger and Plan of Reorganization with PSH, pursuant to which PSH has become a wholly owned subsidiary of the Company. The merger did not result in significant dilution to Med-X shareholders upon its closing on April 16, 2018. In order to mitigate dilution to existing Med-X shareholders, the Company’s President, Matthew Mills, and PSH collectively tendering to Med-X for cancellation approximately 55 million outstanding shares of Med-X common stock on the closing. Upon closing of the merger, the Company is issuing to Mr. Mills 10,000 shares of newly authorized super-voting Series A Preferred Stock of Med-X, having de minimus economic rights (i.e. no conversion right, no dividend rights, and virtually no liquidation preference), but conferring on him 51% voting control of Med-X. See “BUSINESS- Merger with PSH” and “BUSINESS – Financial Statements of PSH,” including Note 15 for pro forma financial statements. The Company plans to continue similar efforts to acquire other companies that hold similar business models of developing natural products, as well as offering pest control services nationally. The Company’s management believes it can create strong value for shareholders by acquiring companies that have growing revenues and assets.

With Nature-Cide’s positioning within the pest-control industry and Med-X’s position as a company, there may be an opportunity to strategically acquire other companies as well as suppliers and service companies. As such, Med-X has been actively exploring such acquisitions or other business combinations with pest-control related companies that will have the right synergies. Med-X can offer pest-control companies with a new opportunity and exit option than currently available within the industry. This “roll-up” strategy now appears to be viable as Med-X has received favorable initial responses to inquiries made to a few select target companies. Thus, in 2020 and beyond, Med-X will be further pursuing acquisition of other companies as a growth strategy moving forward. A successful implementation of such a strategy may bring enhanced value though synergies of multiple companies, reduce the Company’s risk through a broader footprint, create higher revenue and earnings and lead to improved exit options.

The primary sources of revenue for Med-X and PSH moving forward are expected to be the proceeds from continued sales of Nature-Cide and Thermal-Aid through the Company’s national distribution channels. The Company is also expected to generate revenue from advertising and the online sale of products on the Company’s media platform, www.marijuanatimes.org. The Company has launched various online sales venues for this purpose, such as http://nature-cide.com, https://thermalaidproducts.com, http://homespashowerspray.com, and www.nationalinvestornetwork.com The Company plans to aggressively market its Nature-Cide and Thermal-Aid brands while positioning its media venue www.marijuanatimes.org and www.natinalinvestornetwork.com to attract sponsorship and advertisers, as well as companies that are utilizing the Crowdfunding initiatives stemming from the Jobs Act of 2012.. During this cycle, the Company plans to ramp up its Malibu Brands, Home Spa products and its ready to use consumer version of the Nature-Cide products scheduled to hit retail shelves in 2021.

Nature-Cide®

Comprised of various essential oils such as cedar oil, cinnamon oil, clove oil, cottonseed oil and other natural ingredients, Nature-Cide® is a pleasantly aromatic, chemical free insecticide/pesticide/miticide/nematicide and repellent that kills or deters a variety of different pests, including cockroaches, bed bugs, ants, spider mites, white flies, caterpillars and other pests associated pest control operations, janitorial, turf grass, hospitality and agriculture. Nature-Cide® products are also proven in commercial and residential environments, and kill or deter a wide variety of household insects including flies, fleas, and mosquitoes, which sometimes can carry a deadly diseases.

Nature-Cide® contains no harmful poisonous chemicals to humans, that is most commonly found in many other insecticides and insect repellents. In addition to cedar oil, cinnamon oil, clove oil and cottonseed oil, Nature-Cide® may also contain citronella oil, garlic oil, mint oil, peppermint oil, geranium oil, lemon grass oil, and rosemary oil, all of which are recognized by the EPA as FIFRA 25b MINIMUM RISK PESTICIDE compounds. Cedar oil is a natural repellent found to be effective in the states with swamps for eradicating mosquitoes without harming the ecosystem. By the same token, cinnamon oil is known in Guam for warding off snakes from train cars and shipping containers. One of our Nature-Cide® formulas is an insecticide that kills various insects on contact, including but not limited to ants, fleas, mites, slugs, snails, silverfish, mosquitoes, cockroaches and a variety of other insects. The Nature-Cide® Pest Management X2 formula also act as an effective repellent for other insects, reptiles and rodents.

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Nature-Cide® is classified as a MINIMUM RISK PESTICIDE under FIFRA (25b) and is exempt from federal registration by the Environmental Protection Agency (“EPA”). Unlike other repellents and insecticide products which contain toxic chemicals, Nature-Cide® is safe for use in all environments. PSH has developed several formulations of Nature-Cide® for use indoors, outdoors, on humans, and on pets. As of July 31, 2014, the Nature-Cide® All-Purpose and Pest Management X2 insecticide formulations have been registered in most states that require EPA registration. In addition, the Colorado, Oregon and Washington Departments of Agriculture have approved the Nature-Cide All-Purpose product for use on Cannabis crops grown in those states.

Nature-Cide® products have been field tested for over seven years on ranch homes in the Santa Monica Mountains, from Bel Air to Malibu as well as being third party tested in laboratory settings. Nature-Cide’s research and development and field testing has evolved into a Pest Management Service, a division of Pacific Shore, and is now recognized and licensed in the State of California as a state applicator with a Qualified Applicators License # 133658 for agricultural and landscape in commercial and residential settings. This being said, the Nature-Cide products and services division has also begun supplying and servicing small Cannabis cultivators in Southern California.

Nature-Cide products are currently offered nationally to commercial pest control, janitorial, hospitality, transportation, turf care and agricultural professionals nationally through various commercial distributors such as Rentokil Initial, Target Specialty Products, Univar Solutions and American Hotel Registry. Collectively the pest management market encompasses a wide variety of sectors that cover a substantial revenue stream worldwide. The demand for all-natural products like Nature-Cide is becoming continuous as regulatory bodies continue to ban traditional poisonous pest control applications around the world. Currently Nature-Cide products are being utilized by a gamut of professional applicators using the products in such places as school districts, hospitals, hotels/motels, zoos, food plants, livestock farms, greenhouses, passenger rail cars, passenger and cargo aircraft and agricultural settings including hemp and cannabis cultivation. In 2017 Target Specialty Products’ parent company, “Rentokil Initial”, began testing Nature-Cide in Hong Kong, Macau, China and Mumbai, India. Results from testing warranted an immediate focus of registration in Hong Kong, Macau and Mumbai, where product orders have been received and usage has begun in these regions. Rentokil Initial operates in multiple countries such as New Zealand, Australia, Singapore, Malaysia and the United Kingdom, where we are now focused on testing protocols for Nature-Cide products. In early 2018, Univar Solutions, who is revered as one of the largest chemical distributors in the world, has now begun ordering the full Nature-Cide line within the United States. As the Company’s flagship division Nature-Cide Services and Products plans to expand its service division footprint nationally by potentially partnering and or acquiring professional service companies that are already applicating Nature-Cide professional use products on various clientele accounts that cover a wide range of commercial, agricultural and residential accounts. The Nature-Cide Certified Partner Network partners can be found by potential commercial and residential customers on the Company’s website https://nature-cide.com/pages/store-locator .

Mosquito Control Study

In a 2019 study conducted by the Journal of the Florida Mosquito Control Association, the Nature-Cide All-Purpose Concentrate outperformed all other products in a testing protocol on Aedes albopictus, also known as the Asian Tiger Mosquito. Until recently, only the use of toxic pyrethroids with brand names such as Onslaught (produced by MGK), Cyzmic CS (produced by Control Solutions Inc.), Delta-Gard (produced by Bayer), and others in the respected chemical manufacturing world, have been the only option for barrier sprays in mosquito control world-wide. In light of the suggestion of the published study stating “the positive results using Nature-Cide as an outdoor residual treatment in this study demonstrates that botanically based formulations are ready to be investigated further and possibly incorporated operationally into mosquito control programs”, the Nature-Cide liquid concentrates are undergoing various toxicity testing as a first step to enable the product to be exported. The concentrated formula is already registered with multiple state EPA offices where required for use and sale. The product is being offered to Vector Control companies available in multiple countries that are requesting importation. See https://cdn.shopify.com/s/files/1/0016/5271/9671/files/nature-cide-mosquito-study-florida.pdf?2310.

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The beginning of the third party Abstract states: Outdoor residual insecticide applications are useful for preventing or reducing mosquito populations at focal areas. Until recently, they have been the only option for barrier sprays in mosquito control. In this study, three pyrethroid (Onslaught, Cyzmic CS, Delta-Gard) and two botanical (Nature-Cide, Essentria IC3) outdoor residual insecticides were comparatively tested at low, mid, and high label rates against adult Aedes albopictus in both laboratory bioassays and field trials in St. Augustine, Florida, from May to August 2017. Bioassays indicated Nature-Cide and Cyzmic CS were the most effective across all three dilution ratios followed by Delta-Gard, Onslaught, and Essentria IC3, respectively. In field trials Nature-Cide and Onslaught were the only products that reduced mosquito abundance at the low rate. However, at the mid-rate Nature-Cide and Onslaught caused a ~90% percent reduction of adult female Ae. albopictus in the field, the highest of all tested products. The performance of Delta-Gard (79% reduction in field counts), Essentria IC3 (64%), and Cyzmic CS (36%) in the field were not similar to the laboratory results. The universally high performance of Nature-Cide indicates that mosquito control operations should expand consideration to botanical based insecticides for field operations.

RESULTS AND DISCUSSION--Results from the laboratory bioassays are summarized in Fig. 3. We found significant performance differences among the 5 formulations for both knockdown (F = 11.67, df = 4, 44, P < 0.0001) and mortality (F = 28.39, df = 4, 44, P < 0.0001). Nature-Cide and Cyzmic CS caused the highest knock- down across all three dilution rates with 20-50% knockdown at the low rate, 100% knockdown at mid and high rates, and a mean mortality of ≥ 90% at all rates. Delta- Gard, Onslaught, and Essentria IC3 had 0% knockdown and less than 20% mortality at the low rate. Delta-Gard performed better at mid and high rates than Onslaught and Essentria IC3, with the latter two formulations performing poorly overall. Analysis of field collections indicated significantly different performance among the 5 formulations (χ2 = 10148, df = 15, P < 0.0001). Weekly changes in relative abundance of adult Ae. albopictus at field sites are shown in Fig. 4. Unfortunately, we were not able to conduct field trials at the high label rate because of limitations of time. Collections of adult female Ae. albopictus from Nature-Cide and Onslaught treatment sites showed a net reduction of 80% by Week 8 (i.e., 4 weeks post treatment with the low rate). On the other hand, after 4 weeks with the low rate the site treated with Cyzmic had no meaningful change in relative abundance, while sites treated with Delta-Gard and Essentria IC3 had a net increase in Ae. albopictus between 10% and 20%. With mid-rate applications, however, sites treated with Nature-Cide and Onslaught had 90% net reductions in mosquito collections 4 weeks post treatment, compared to Delta-Gard (79% net reduction), Essentria IC3 (64%), and Cyzmic (36%). In the GLM for the week-by-week comparison the treatment used (χ2 = 6554.87, df = 5, P < 0.0001) explained most of the variation, followed by the duration of weeks across the study (χ2 = 3593.13, df = 10, P < 0.0001).

It was surprising to find that Nature-Cide, formulated with clove and cottonseed oil as a multi-purpose insecticide, outperformed all other products in both laboratory (Fig. 3) and field (Fig. 4) trials. In contrast, the other tested botanical product, Essentria IC3, had zero to low effects in laboratory bioassays yet low to moderate efficacy for reducing field populations of Ae. Albopictus, which could imply effects besides toxicity in a field environment.

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FIG #3

Figure 3. Average percent 24 h mortality with standard errors of the mean (ANOVA/Tukey HSD at 95% confidence, P < 0.001) of Aedes albopictus (Skuse) for each of five residual spray formulations, Nature-Cide All-Purpose Commercial Concentrate (clove oil, cottonseed oil; 25-100 mL/L), Cyzmic CS (lambda-cyhalothrin; 1.5-3.0 mL/L), DeltaGard (deltamethrin; 2-12 mL/L), Onslaught (fenvalerate; 4-8 mL/L), and Essentria IC3 (Rosemary oil, peppermint oil; 23-47 mL/L) applied at low, mid, and high label rates. Control bioassays produced 0% mortality.

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FIG #4

Figure 4. Field collections of adult Ae. albopictus from 5 sites treated with residual insecticides paired with 5 untreated control sites, with rainfall data (cm) from a centrally located weather station to provide context for patterns of mosquito population change. Each graph includes results from collections for 3 weeks prior to application of the residual treatment that confirmed presence of Ae. albopictus at all treatment and control sites. We initiated experimental treatments at Week 4 with the low rate which, with the exception of Nature-Cide, did not substantially reduce Ae. albopictus abundance. We applied mid-rate treatments at Week 8 resulting in Ae. albopictus reduction at all treatment sites: Nature-Cide and Onslaught (~90% reduction), Delta-Gard (~79%), Essentria IC3 (64%), and Cyzmic CS (~36%). We were not able to conduct field trials at the high label rate because of time limitations.

Pyrethroids are the most commonly used insecticides for adult mosquito control because of low environmental impact, high insecticidal potency, and good mammalian safety profiles (Amoo et al. 2008). However, the Federal, Insecticide, Fungicide, and Rodenticide Act (FIFRA) restricts the frequency that pyrethroids may be applied to the environment for adult mosquito control, spurring demand for research emphasizing green chemistry. The Environmental Protection Agency (EPA) allows minimum risk pesticides to be exempt from FIFRA (40 C.F.R. §152.25 2015). Therefore, exempt pesticides containing for example the botanical ingredients described above can be applied more frequently than FIFRA labeled products. This intrinsically appeals to mosquito control programs when treatments need frequent reapplication, for example during significant mosquito outbreaks or when mitigating arbovirus transmission. Furthermore, exempt pesticides could provide different chemical classes for mosquito control programs, potentially reducing the risks of both resistance and environmental impact.

In the literature there are recent and accumulating examples of botanical oils used for mosquito control, with various ingredients functioning as repellents (Gross and Coats 2015), enhancers of other active ingredients (Gross et al. 2017) or acting as a synergist for toxicity (Tong and Bloomquist 2013, Gross et al. 2017). Plant-derived active ingredients for pesticides have generated enough interest to prompt the screening of 361 essential oils from 269 plant species as larvicides against Ae. aegypti (L.) (Dias & Moraes 2013). Phytochemicals have also become important in adulticide development due to the success of microemulsion formulations (Montefuscoli et al. 2013, Gross et al. 2017). Commercially available plant essential oils have been screened as adulticides against Ae. aegypti and Anopheles gambiae Say with favorable results (Norris et al. 2015). Despite these impressive developments centered on plant-derived compounds for public health vector control, key botanically based products suitable for mosquito control programs such as ultra-low volume (ULV) cold aerosol space sprays are not yet developed for operational use. The positive results using Nature-Cide as an outdoor residual treatment in this study demonstrate that botanically based formulations are ready to be investigated further and possibly incorporated operationally into mosquito control programs.

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Nature-Cide® License and Patent Application

                 PSH has an exclusive royalty-free worldwide master license in perpetuity from Matthew Mills, one of the founders of the Company and PSH, to commercialize the Nature-Cide brand and line of products. The master license can be terminated by Mr. Mills in certain circumstances, such as a material breach of the agreement by PSH or its insolvency. Upon the closing of the merger of Med-X and PSH on April 16, 2018, a Nature-Cide® sublicense agreement between PSH, as sublicensor, and Med-X, as sublicensee, was merged and terminated. Accordingly, PSH can sell Nature-Cide directly to all potential customers for the product throughout the world.

                In June 2015, Med-X filed a patent application with the United States Office of Patents and Trademarks for its proprietary process of infusing Nature-Cide and other beneficial substances into growing soil for the agricultural and Hemp and Cannabis industries. Matthew Mills, our President, is named as the inventor. If this patent is granted, it will be owned exclusively by Med-X. In the meantime, Med-X plans to market and sell its Nature-Cide insecticidal soil to Hemp and Cannabis and other agricultural cultivators.

Thermal-Aid

In addition to developing our own products, we also own an exclusive worldwide royalty-free license to sell a patented 100% natural therapeutic heating/cooling treatment pack called Thermal-Aid (“Thermal-Aid”). Thermal-Aid is a clinically proven microwaveable heat treatment pack that doubles as a cold therapy source to assist with reducing swelling and relieving pain. In a four-month, 96 patient clinical trial, the Thermal-Aid arthritis packs proved to reduce arthritis medications by 20% and it was perceived to have a 35% reduction in pain. During 2014, the entire Thermal-Aid product line, which includes 23 different configurations, became eligible for Flexible Spending Accounts for consumers nationally as well as being eligible for Worker Compensation reimbursement for patients nationally. Our full line of Thermal-Aid products is currently available through the Cardinal Health Distribution network, which includes FSAStore.com, AssuraMed, and Independence Medical. The entire Thermal-Aid line is also being carried by WBC Healthcare Distribution venues, which include Meyer Chiropractic Distribution, Meyer Physical Therapy, Meyer DC, Milliken Medical and Elivate Fitness. The Cardinal Health distribution network, of which AssuraMed and Independence Medical are a part, now also offers all Thermal-Aid products. Our Thermal-Aid Zoo Animals are also available at all California Kroger owned Ralphs Grocery Pharmacy locations as well as Colorado Kroger owned King Soopers locations, Utah Kroger owned City Market locations, and Kroger locations in Georgia, which encompass approximately 376 locations. We continue negotiating with Kroger to place our Thermal-Aid products in all Kroger chains nationally. Cardinal Health carries inventory of Thermal-Aid products in 22 distribution centers throughout the United States (“US”). This is in addition to various “As Seen on TV” stores located around the United States. Thermal-Aid has been seen on the Home Shopping Network and on NBC’s ShopHQ. In addition, we continue to run a Thermal-Aid Zoo infomercial in a national television campaign in the “As Seen on TV” category. The Kroger chain continues to invite the Thermal-Aid showcasing team to present the Thermal-Aid line to pharmacists that operate its pharmacy divisions.

Our chairman and founder Matthew Mills, is currently completing the assignment of two trademarks which he recently acquired for “Thermal-Aid” and “Nature’s Therapeutic Source.” He also owns three patents related to Thermal-Aid. The first is a patent for a thermal device for applying thermal energy to the body of a person, animal, or other surface utilizing segmented organic filler. The second is for a thermal device for applying thermal energy to the body of a person, animal, or other surface utilizing segmented organic filler that may have the general appearance of a child’s toy or other configuration. The third is for an ornamental design for a bear thermal device. Our chairman and founder Matthew Mills, has granted us an exclusive worldwide royalty-free license in perpetuity to utilize these trademarks and patents to market, distribute, and sell Thermal-Aid, for which he was issued 4,605,337 shares of PSH-CA’s common stock which he subsequently exchanged for shares of our common stock.

On June 22, 2012, we entered into an exclusive license agreement with Dr. Morton I. Hyson, M.D., P.C., d.b.a. Hyson Medical Products, pursuant to which we were granted an exclusive license to utilize three patents currently owned by Dr. Hyson: (1) Device and Method for Treatment of Headache – 5,700,238 (December 23, 1997), (2) Medicated Wrap – 6,313,370 (November 6, 2001), and (3) Medicated Wrap – 7,186,260 (March 6, 2007). We use the technology and case study covered by these patents to market additional proprietary private label consumer products under our brand to address headache pain relief, both migraine and tension. Dr. Hyson already sells his own line of headache pain relief and medicated wrap products for consumers. We have a license to utilize these patents for any branded products developed by us during the term of the license agreement. For such branded products, Dr. Hyson receives a license fee equal to 5% of net sales made by us of those products. We will own the intellectual property to all of our branded products developed under this license agreement. The initial term of the license agreement is five years with options exercisable for one-year extensions, subject to termination after two years if by then we have not brought a branded product to market. We commercialized this technology within two years by the launch of our Thermal-Aid Headache Relief System.

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The MJT Network

The Company’s online media platform, www.marijuanatimes.org, has displayed Cannabis industry news and information since its launch in July 2015. The content is designed to cover a wide variety of topics relating to the industry on an ongoing basis, including news and current events, as well as the business, financial, legislative, legal, cultural, medical, scientific and technological aspects of the industry on a national and international level. Stories, columns, advice and analysis may come from a combination of regular consultants, contributors, freelance and staff writers, Company personnel and public news sources. The Company plans to eventually add online ecommerce to its website, offering industry products for sale from third party suppliers and from its own product line, subject in all cases to compliance with applicable federal and state law. The network includes smart phone and tablet applications, and its original content is positioned across several digital platforms including web, Native IOS, Vimeo Video, Apple Podcast Audio and now Apple News. As a recent addition to the MJT Network, the Company has created the National Investor Network at www.nationalinvestornetwork.com. The network acts as an artificial intelligence lead generator for the Company’s current crowdfunding efforts, as well as publishing content for other companies that are looking to be recognized as a company raising capital using the new exemptions realized from the Job Act of 2012 which utilizes crowdfunding initiatives. The Company expects to market various companies and generate revenue and small percentages of each company by promoting and positioning various crowdfunding initiatives within the network, which believes it will help these Companies generate funding. The Company’s media division, the MJT Network, could be profitable if and to the extent that the revenue from advertisers, sponsors and product sales exceeds the cost of the content (expected to be writers’ and content licensing fees) and products offered for sale. We do not anticipate stocking an inventory of third-party products for sale, rather, we expect to fill orders on a real time basis directly from third party fulfillment sources.

Compound Identification and Extraction

There are various types of Hemp and Cannabis strains that produce beneficial medicinal effects, including pain and nausea control, appetite stimulation, reduced muscle spasm, improved sleep, and other indications. Individual strains will have differing cannabinoid and terpene content, producing noticeably different effects. For instance, strains with more CBD tend to produce better pain and spasticity relief. Effects will also vary for an individual based on the setting in which it is used and the person's physiological state when using it. Recently the federal government has introduced the Farm Bill, which now allows the cultivation of Hemp. Once the guidelines have been established, and the company has appropriate funding to do so, the Company plans to cultivate and extract hemp CBD (Cabanoids) for the patient and medical communities. Recently, the federal government passed the 2018 Farm Bill. The Farm Bill ensures that any cannabinoid or the chemical compounds that make up the cannabis plant—that come directly from hemp will be legal, if and only if that hemp is produced in a manner consistent with the Farm Bill, associated federal regulations, association state regulations, and by a licensed cultivator. It explicitly allows the transfer of hemp-derived products across state lines for commercial or other purposes. It also puts no restrictions on the sale, transport, or possession of hemp-derived products, so long as those items are produced in a manner consistent with the law. Under section 10113 of the Farm Bill, state departments of agriculture must consult with the state’s governor and chief law enforcement officer to devise a plan that must be submitted to the Secretary of USDA. A state’s plan to license and regulate hemp can only commence once the Secretary of USDA approves that state’s plan. Once the state of California finalizes its hemp regulations, methods and protocols for growing Hemp, and the USDA approves it, the Company plans to obtain the proper government licenses commence farming operations on an indoor and outdoor farm property in California to grow, harvest and sell high quality, proprietary, organic Hemp for the US medical and Cannabidiol (CBD) compound markets. Management is planning to produce various Hemp Cannabidiol (CBD) products, such as topical and supplements for pain management and the company has capital to do so.

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There are 15 states where cannabis is legal for medicinal and recreational use, 21 states where cannabis is legal for medicinal purposes only, 11 states where cannabis use is limited and 3 states that have no cannabis legislation. As indicated in California, Colorado, Washington, Oregon, Alaska, Massachusetts, Maine, Nevada, Illinois, Michigan, Vermont, Arizona, Montana, South Dakota, New Jersey and Washington, D.C. where cannabis has been legalized for recreational and medical use, management believes that the demand for cannabis currently exceeds and will continue to exceed the supply in the foreseeable future, creating the potential for robust profit margins for regulated growers and suppliers, especially for those that establish themselves in the industry now in its early stages.

There are more than 400 different compounds in Cannabis, and continuous testing and recognition of these compounds is in high demand. If and when it is federally legal, the Company is planning to conduct laboratory studies to identify the expected potential of each compound as well as acquiring the machinery needed to properly extract those compounds to treat patients suffering from pain and nausea, to stimulate appetite when needed, and to address stress and sleep management. There may be other neurological pathologies that can be treated with these compounds and the benefits may or may not be limited to controlling the symptoms of those diseases. Considerably more research of Cannabis compounds is needed to assess the commercial potential of them for medical applications. The Company will not market or sell any of these compounds, or supplements or medicines made from these compounds, until it is clearly legal to do so under federal, state and applicable local law. Consequently, such products, even if successfully developed by the Company, are not expected to generate revenue in the short term.

The Company’s planned compound identification and extraction research and development operations, and testing of the Nature-Cide products, are expected to be conducted primarily in outside laboratories contracted by us in the future to validate our research results and claims. Related cultivation and genetic research was conducted in 2015 and early 2016 on the Company’s leased property in an existing 600 square foot indoor cultivation center in Los Angeles County, California, where patients with whom we shared data cultivated controlled quantities of high quality Hemp and Cannabis and harvested and stored them for research and medical use to the extent permitted by California law. The fundamental premises of the operation were (i) to test the Nature-Cide pesticide and insecticide products, and (ii) to produce hemp and Cannabis oils from the plant life cultivated, eventually extract a variety of medicinal compounds from the oil, especially the hemp based non-THC Cannabidiol (CBD) compounds found in Hemp and Cannabis, test the efficacy of the supplement prototypes, and eventually produce, market and sell natural supplements containing these compounds. The Company may purchase and utilize additional special equipment designed to facilitate the compound identification and extraction process. Preliminary research in the industry indicates that CBD-based compounds from Cannabis may be effective in treating the symptoms of certain neurological pathologies, but there is much additional research needed to reliably commercialize CBDs for medical purposes. There is no assurance that the Company will be successful in making or selling any medicinal supplements from the CBD or THC compounds identified and extracted by it.

Merger with Pacific Shore Holdings, Inc.

Terms of the Merger. On December 15, 2017, Med-X, Inc. entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with PSH, a Delaware corporation (“Pacific Shore”), and Med-X Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Med-X (“Merger Sub”), by which Med-X has acquired PSH (the “Merger”). Effective April 16, 2018, PSH became a wholly owned subsidiary of Med-X. The Merger Agreement has been approved by the Board of Directors of both Med-X and PSH. A copy of the Merger Agreement is attached as Exhibit 7.1 to the Report on Form 1-U, filed by Med-X with the Securities and Exchange Commission, dated December 15, 2017, reviewable at www.sec.gov.

Subject to the terms and conditions of the Merger Agreement, the shares of common stock, par value $0.001 per share, of PSH (the “PSH Common Stock”), owned by the stockholders of PSH were, by virtue of the Merger and without any action on the part of the Stockholders, converted into the right to receive the number of shares of common stock, par value $0.001 per share, of Med-X (the “Med-X Common Stock”) equal to one share of Med-X Common Stock for every two shares of PSH Common Stock, rounded to the nearest whole number. No fractional shares of Med-X common stock were issued as a result of the share exchange.

Med-X Common Stock issued among the holders of PSH Common Stock in the Merger were issued to no more than 35 holders of PSH Common Stock who were not “Accredited Investors” as defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended, based on Consent Agreements (as defined in Article IV of the Merger Agreement), Stockholder Questionnaires attached thereto as Exhibit 1, and the historical records of PSH. Med-X accepted non-Accredited Investors up to 35 in the order of the size of their shareholdings in PSH. Non-Accredited Investors in excess of 35 who were holders of PSH Common Stock had appraisal rights in accordance with the DGCL. No PSH stockholders elected dissenter’s or appraisal rights in the merger.

Each share of PSH Common Stock and PSH Series A Preferred Stock (collectively, the “PSH Stock”) held in the treasury of PSH immediately prior to the Effective Time will be cancelled in the Merger and cease to exist, and each share of outstanding Series A Preferred Stock of PSH outstanding immediately prior to the Effective Time will be cancelled in the Merger and cease to exist.

At the Closing, as defined in the Merger Agreement, Med-X issued to Matthew Mills, founder of Med-X, 10,000 shares of newly authorized Series A Preferred Stock conferring on Mr. Mills no less than 51% voting control of the total issued and outstanding voting stock of Med-X for all matters submitted to a vote of the Med-X shareholders. The newly authorized Series A Preferred Stock of Med-X has the rights, preferences and privileges expressed in the Certificate of Designation of Med-X for the Series A Preferred Stock, a copy of which is attached as Exhibit E to the Merger Agreement and as Exhibit 3.1 of the Company’s Report on Form 1-U filed by Med-X with the Securities and Exchange Commission, dated December 15, 2017, which can be viewed on the Securities and Exchange Commission’s website at www.sec.gov (the “Form 1-U Report”).

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At the Closing, Matthew Mills tendered approximately 48,164,149 shares of common stock of Med-X owned by him, and PSH tendered all 9,450,000 shares of Med-X owned by it, to Med-X for retirement and cancellation.

A copy of the Merger Agreement is attached as Exhibit 7.1 to the December 15, 2017 Form 1-U Report and incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Business of Pacific Shore. PSH (“Pacific Shore” or “we” or “our” in this section of the Offering Circular) is a Delaware corporation which, through its substantially wholly owned subsidiary, PSH, a California corporation formed in January 2008 (hereinafter, “PSH-CA”), is engaged in the business of product development, distribution, and marketing. On September 30, 2010, PSH, which prior to September 30, 2010 was an inactive public shell company without material assets or liabilities, consummated the acquisition of PSH-CA, a privately-held company, through a share exchange (the “Business Combination”). The closing of the Business Combination resulted in PSH-CA’s security holders becoming the controlling security holders of PSH, and PSH-CA becoming a substantially wholly owned subsidiary of PSH. We have a trading symbol, PSHR, for which we may re-apply with FINRA, through a registered broker-dealer firm, to have it re-activated for trading. Our principal shareholder, Chairman and Chief Executive Officer, Matthew Mills, is the President, a director, and a principal shareholder of Med-X.

We manufacture and distribute two 100% natural essential oil products owned by us, Nature-Cide® (“Nature-Cide”) and Home Spa Shower Spray (“Home Spa Shower Spray”). Our Nature-Cide products have been tested in various regions across the US and in Asia with positive results by multiple pest control companies, hotel and motel operators, agricultural personnel for various pests, and fire department personnel for snake control. Extensive testing by us and an independent third-party laboratory also indicates that our Nature-Cide products kill or deter a wide variety of pests, including but not limited to bed bugs, ants, fleas, ticks, cockroaches, crickets, and stink bugs, while repelling and or deterring various birds, rodents, and reptiles.

After years of research and development, in February 2014, we became a certified and licensed pest control applicator in California for agricultural commercial pest control. In July 2015, we received our pest control business main license and officially launched as a California licensed pest control company in Los Angeles, California. In 2016, we became licensed to maintain landscaping in residential and commercial settings and we obtained our applicator license, which allows us to provide pest control services for both the exterior and interior of structures. Our pest management service is growing and is servicing numerous ranch style and upscale homes and properties in Los Angeles and Ventura Counties. Management’s intention is to franchise and or partner with other pest control service companies to offer the services and methods of the our Nature-Cide service division as the Nature-Cide brand matures in the pest control, janitorial, transportation, and hospitality arenas. The company also plans to increase the Company’s service foot print nationally by acquiring other established pest control service business that practice Integrated Pest Management (IPM) protocols, if the company is able to continue funding to do so.

In early 2014, we began registering our Nature-Cide products with multiple state Environmental Protection Agency (“EPA”) offices around the country. Our Ready to Use Nature-Cide All-Purpose Insecticide, Flea & Tick Insecticide, and Nature-Cide All-Purpose Commercial Concentrate in one and five-gallon containers for indoor and outdoor professional use were our first products to be registered with state EPA offices in 39 states. In 2016, we registered our Nature-Cide Ready to Use Outdoor insecticide as well as our Pest Management X2 Commercial Concentrate in one, two and a half, five, and 55 gallons for outdoor professional use. In 2018, the company developed and released two new products, the Nature-Cide Insecticidal Dust for indoor and out use, and Nature-Cide Pest Management Granular, for outdoor use. Both of the products are also in the process of being registered where applicable.

Currently the Nature-Cide products are positioned with national distribution witch includes Target Specialty Products (TSP), Univar (UNI) and American Hotel Registry (AHR). In approximately three years, Nature-Cide and distribution personnel were able to position Nature-Cide as a recognizable product line in the pest control industry in multiple states, as well as position the brand in social media (i.e. Facebook, Twitter, and LinkedIn) as the newest highly regarded and one of the fastest growing green product in pest control. Target Specialty Products, headquartered in Santa Fe Springs, California and having approximately 35 distribution centers nationally. Univar has approximately 30 distribution centers nationally.

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In January 2019, the Nature-Cide team positioned the line with Platinum positioning marketing venues with both Target Specialty Products and Univar and has attended annual sales meeting which was held in Savannah Ga (TSP) and Chicago IL (Uni). During these meetings, both distribution venues announced that Nature-Cide will be represented as a top-level platinum sponsor, and will be representing the Nature-Cide product line to its entire customer bases, which consists of over 15,000 customers nationally. Going forward, due to the platinum sponsorship positioning, Nature-Cide will be showcased as the go to 25b minimum risk green program and product rotations, as that is done with companies like Bayer, BASF Sygenta products are rotated amongst professional end users between services protocols. The Company is working closely with each of its distributors , (TSP and (Uni) to distribute samples and information to both customer bases, and collectively monitor and record results of the applications that are taking in the places around country as well as in Asia, for social media to share with potential new customers who can understand the vast amount of applications that can be realized for the Nature-Cide brand. Both (TSP ), (Uni) and (AHR) have solid footprints in the US as an application suppliers in generalize pest control, turf grass for professional usage within hospitality, parks and recreation, transportation, sanitation, golf care, as well as the recent addition to the cannabis cultivation industries that far exceed $200MM in revenue annually. Management as well as distribution management agree that the 25b minimum risk market has a solid future in pest control sector, and (Uni) as well as (TSP) along with their parent company Rentokil initial are constantly working with the Nature-Cide team and deploying and planning ways that the product can utilized, to build a scalable programs for the various industries where Nature-Cide can receive, the very best positioning for long term growth.

Due to the constant planning and sponsorship positioning coupled with positive reception of our Nature-Cide being used by the end user professional from around the US and beyond, the Nature-Cide product development team has entered into discussions with (TSP) product development personal, to create a unique product designed for Turf Grass applications in golf and other turf grass venues, such as parks and recreation, by blending a proprietary blend of (TSP) Turf Fuel brand for the golf and turf care industries.. Turf Fuel and Nature-Cide product blend are currently in laboratory production. The Company is also in discussion with (TSP) management to register Nature-Cide in Canada. In 2017, Nature-Cide announced a new compressed air 16-ounce ready to use All-Purpose Insecticide prototype, which was eventually produced for professional use. Due to the response and continued professional usage, along with social media positioning, the Company is in the process of finalizing development a ready to use group of compressed air products to release to consumers. These products will consist of the All-Purpose, Flea & Tick, Insect Repellent and an Outdoor formulations that should be released in 2021.

Our Home Spa Shower Spray is a 100% natural essential oil aromatherapy spray that gives any shower or bath a spa-like scent. The Home Spa Shower Spray is available in four different aromas: eucalyptus, tangerine, grapefruit, and lavender. The Company is currently in discussions with several entities to distribute this line into hotel spas and health clubs on a national basis. The Home Spa Shower Spray is currently available for purchase on the internet. The Company is planning development of other products that fit within the Home Spa brand, such as developing a high end Thermal-Aid pack that will be branded with the Home Spa brand.

In addition to developing our own products, we also currently own an exclusive worldwide royalty-free license to sell a patented 100% natural therapeutic heating/cooling treatment pack called Thermal-Aid® (“Thermal-Aid”). Thermal-Aid is a clinically proven microwaveable heat treatment pack that doubles as a cold therapy source to assist with reducing swelling and relieving pain. In a four-month, 96 patient clinical trial, the Thermal-Aid arthritis packs proved to reduce arthritis medications by 20% and it was perceived to have a 35% reduction in pain. During 2014, the entire Thermal-Aid product line, which includes 23 different configurations, became eligible for Flexible Spending Accounts for consumers nationally as well as being eligible for Worker Compensation reimbursement for patients nationally. Our full line of Thermal-Aid products is currently available through the Cardinal Health Distribution network, which includes FSAStore.com, AssuraMed, and Independence Medical. The entire Thermal-Aid line is also being carried by WBC Healthcare Distribution venues, which include Meyer Chiropractic Distribution, Meyer Physical Therapy, Meyer DC, Milliken Medical and Elivate Fitness. The Cardinal Health distribution network, of which AssuraMed and Independence Medical are a part, now also offers all Thermal-Aid products. Our Thermal-Aid Zoo Animals are also available at all California Kroger owned Ralphs Grocery Pharmacy locations as well as Colorado Kroger owned King Soopers locations, Utah Kroger owned City Market locations, and Kroger locations in Georgia, which encompass approximately 376 locations. We continue negotiating with Kroger to place our Thermal-Aid products in all Kroger chains nationally. Cardinal Health carries inventory of Thermal-Aid products in 22 Distribution Centers throughout the United States. This is in addition to various “As Seen on TV” stores located around the United States. Thermal-Aid has been seen on the Home Shopping Network and on NBC’s ShopHQ. In addition, we continue to run a Thermal-Aid Zoo infomercial in a national television campaign in the “As Seen on TV” category. The Kroger chain continues to invite the Thermal-Aid showcasing team to present the Thermal-Aid line to pharmacists that operate its pharmacy divisions.

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Our chairman and founder Matthew Mills is currently completing the assignment of two trademarks which he recently acquired for “Thermal-Aid” and “Nature’s Therapeutic Source.” He also owns three patents related to Thermal-Aid. The first is a patent for a thermal device for applying thermal energy to the body of a person, animal, or other surface utilizing segmented organic filler. The second is for a thermal device for applying thermal energy to the body of a person, animal, or other surface utilizing segmented organic filler that may have the general appearance of a child’s toy or other configuration. The third is for an ornamental design for a bear thermal device. Our chairman and founder Matthew Mills, has granted us an exclusive worldwide royalty-free license in perpetuity to utilize these trademarks and patents to market, distribute, and sell Thermal-Aid, for which he was issued 4,605,337 shares of PSH-CA’s common stock which he subsequently exchanged for shares of our common stock..

On June 22, 2012, we entered into an exclusive license agreement with Dr. Morton I. Hyson, M.D., P.C., d.b.a. Hyson Medical Products, pursuant to which we were granted an exclusive license to utilize three patents currently owned by Dr. Hyson: (1) Device and Method for Treatment of Headache – 5,700,238 (December 23, 1997), (2) Medicated Wrap – 6,313,370 (November 6, 2001), and (3) Medicated Wrap – 7,186,260 (March 6, 2007). We use the technology and case study covered by these patents to market additional proprietary private label consumer products under our brand to address headache pain relief, both migraine and tension. Dr. Hyson already sells his own line of headache pain relief and medicated wrap products for consumers. We have a license to utilize these patents for any branded products developed by us during the term of the license agreement. For such branded products, Dr. Hyson receives a license fee equal to 5% of net sales made by us of those products. We will own the intellectual property to all of our branded products developed under this license agreement. The initial term of the license agreement is five (5) years with options exercisable for one-year extensions, subject to termination after two (2) years if by then we have not brought a branded product to market. We commercialized this technology within two (2) years by the launch of our Thermal-Aid Headache Relief System.

We sell our products to consumers worldwide via the Internet and through domestic and international distribution channels. We currently sell Thermal-Aid online through various web properties including but not limited to FSAStore.com, and Amazon. Initial consumer testing was done in the fourth quarter of 2012, we fulfilled test orders to provide proof of concept to Costco Wholesale to carry our Thermal-Aid Bears in its physical store locations. During the eight-week testing period prior to the 2012 Holiday season, Costco Wholesale sold approximately 8,000 to 10,000 units per week without advertising. Thermal-Aid is not currently carried by Costco Wholesale due to subsequent pricing disagreements.

In 2010 and 2011, the PSH development team completed development of a new natural lip balm product. This product, Energy-X® lip balm (“Energy-X”), is a lip balm created to enhance energy levels. A second product, which is still under development (“Balm Burner”), is a dietary energy lip balm created to enhance energy levels while suppressing appetite. Energy X lip balm products contain green tea extract, hoodia gordonii extract, and natural caffeine. Energy-X is available in five flavors: lemon-lime, fruit punch, berry blast, grape and tangerine. All Energy-X flavors are available with SPF 30. Burner Balm lip balm products contain the same ingredients as Energy X lip balm products contain plus chromium picolinate. Burner Balm is available in five flavors: strawberry, pomegranate, acai berry, vanilla, and spearmint. Our lip balm products have been featured on CBS’ The Early Show and NBC’s Today Show.

We introduced three new products within our Energy-X® product line. First, we released our Energy-X® caffeinated sugar free chewing gum in two flavors, Spearmint and Peppermint. Each pack of Energy-X® gum contains eight pieces with each piece of Energy-X® gum containing 55 mg of caffeine. This provides the consumer with the equivalent of six energy drinks per pack of gum. We believe our Energy-X® gum compliments our first Energy-X® product, Energy-X® lip balm. Our second product introduction was “The Juice” by Energy-X energy mix. The Juice is a liquid that is flavor and aroma free, has zero calories, can be added to anything, and provides an energy boost. Each quarter ounce serving contains 70 mg of green coffee bean caffeine and B vitamins. Finally, we have also developed “The Sweetener” by Energy-X, which is an Agave Nectar based sweetener that contains Stevia as well as B-Vitamins and 70 mg green coffee bean caffeine per serving. Once the Nature-Cide and Thermal-Aid product division are capitalized, management plans to focus on marketing our Energy-X and Burner Balm into the appropriate markets.

In 2014, we were issued 10,000,000 shares of Med-X, Inc. in consideration for the granting by us of an exclusive royalty-free worldwide sublicense in perpetuity to Med-X to distribute Nature-Cide products to the Cannabis industry to legal cultivators nationally. In the merger, 9,450,000 of those shares were cancelled and the sublicense agreement was terminated. Med-X leases a state-of-the-art indoor cultivation center designed by it, currently for research purposes only. Med-X, Inc. launched Marijuanatimes.org on the worldwide web in 2015.

Our executive offices are located at 8236 Remmet Avenue, Canoga Park, California 91304 and our telephone number is (818) 998-0996. Our assembly, warehousing, and shipping facility is located in an area attached to our executive office facility. Our website address is www.pac-sh.com and our e-mail address is info@pac-sh.com.

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Risks Relating to Pacific Shore Business

There is no assurance that the merger of Med-X with PSH (“ “we” or “our” in this section of the Offering Circular) will be successful or profitable for investors. As a wholly owned subsidiary of Med-X, PSH will pose risks to Med-X and its shareholders, including but not limited to those described in the following paragraphs:

We have a limited operating history, which could make it difficult to accurately evaluate our business and prospects. Through our California subsidiary (“PSH-CA”), formed in January 2008, we are engaged in the business of developing, manufacturing, marketing and selling branded and non-branded proprietary consumer products utilizing all-natural ingredients for safety and effective performance. We have a limited operating history. We cannot assure at this time that we will expand our operations, that we will operate profitably, or that we will have adequate working capital to conduct our business. We believe that our success will depend in large part on the public’s acceptance of our products and our ability to fulfill wholesale and retail purchase orders for Energy-X, Burner Balm, Nature-Cide, Home Spa Shower Spray, Thermal-Aid, and other branded and non-branded products. We intend to invest heavily in developing and marketing our products. As a result, we will incur operating losses until we earn sufficient revenue from the sale of our products.

We cannot assure that we will develop additional products in the future. Currently, we developed only a few products lines, Nature-Cide, Thermal-Aid, Energy-X, Burner Balm, and Home Spa Shower Spray, and therefore do not have a diversified portfolio of proprietary products. We cannot assure that we will continue to successfully develop, commercialize or sell any products besides Energy-X, Burner Balm, Nature-Cide, Home Spa Shower Spray, and Thermal-Aid, or that we will profitably conduct any other business on a consistent basis. The lack of product diversity could adversely affect our financial condition and operating results and expose investors to a complete loss of their investment in us if the Energy-X, Burner Balm, Nature-Cide, Home Spa Shower Spray, or Thermal-Aid fails to achieve sufficient sales to maintain us or to enable us to earn a profit.

Customer complaints regarding our products and services could hurt our business. From time to time, we may receive complaints from customers regarding the quality of goods purchased from us. We may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against us if no reimbursement is made. We may become subject to product liability lawsuits from customers alleging injury because of a purported defect in our products or services, claiming substantial damages and demanding payments from us. We are in the chain of title when we supply or distribute products, and therefore are subject to the risk of being held legally responsible for them. These claims may not be covered by our insurance policies. Any resulting litigation could be costly for us, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, and financial condition. Any negative publicity generated as a result of customer frustration with our products or services, or with our websites, could damage our reputation and diminish the value of our brand name, which could have a material adverse effect on our business, results of operations, and financial condition.

Our ability to protect our intellectual property is uncertain. We have filed several applications with the US Patent and Trademark Office for service marks and trademarks. While we have been granted several service marks and trademarks, we still have applications pending for other marks. We cannot assure that we will be successful in obtaining the service marks or trademarks, that these applications will not be challenged, that others will not attempt to infringe upon our marks, or that these marks will afford us any protection or competitive advantages. If we are unable to protect our rights to our trademarks or if such marks infringe on the rights of others, our business could be materially adversely affected. In addition to the Thermal-Aid patents licensed to us by our chairman, chief executive officer, and president, we currently have one patent pending with the United States Patent and Trademark Office related to our lip balm products. We cannot assure that we will be successful in obtaining this patent, that this application will not be challenged, that others will not attempt to infringe upon our patent should it be awarded, or that this patent will afford us any protection or competitive advantages.

Financial projections may be included with this Memorandum and, if so, may prove to be inaccurate. Financial projections concerning our estimated operating results may be included with the Memorandum. Any projections would be based on certain assumptions which could prove to be inaccurate and which would be subject to future conditions, which may be beyond our control, such as general industry conditions. We may experience unanticipated costs, or anticipated revenues may not materialize, resulting in lower operating results than forecasted. We cannot assure that the results illustrated in any financial projections will in fact be realized by us. Any financial projections would be prepared by our management and would not be examined or compiled by independent certified public accountants. Counsel to us has had no participation in the preparation or review of any financial projections prepared by us. Accordingly, neither the independent certified public accountants nor our counsel would be able to provide any level of assurance on them. We cannot assure that we will earn net profits. We cannot assure that we will be able to raise capital in this placement of common stock, or that we will have sufficient capital to fund our business operations. We cannot assure that we could obtain additional financing or capital from any source, or that such financing or capital would be available to us on terms acceptable to us.

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We may not be able to successfully compete against companies with substantially greater resources. The health and medical therapy, essential oils, and insecticide industries are intensely competitive and we expect competition to intensify further in the future. We are also subject to intense competition from chemical insecticides, as well as other all natural insect repellents utilizing cedar wood oil, which have been on the market longer than Nature-Cide and which are manufactured and marketed by competitors with more resources and brand recognition than us. We cannot assure that Nature-Cide will compete effectively and experience continuing and growing sales volumes. As a supplier of other products, we compete with several larger and better-known companies that specialize in supplying and distributing a vast array of consumer goods to retailers. We cannot assure that we will continue to obtain supply contracts with Walmart.com, Ralphs, or from any other retailers. Barriers to entry are relatively low, and current and new competitors can launch new products that compete in the marketplace. We currently or potentially compete with a number of other companies. We face competition from a number of large health and medical therapy, essential oil, and insecticide brand name manufacturers that have greater financial and managerial resources, more experience in developing products, and greater name recognition than we have.

We may be required to collect sales and other taxes from buyers outside of California. We do not collect sales or other similar taxes with respect to goods sold by us via our website, except for buyers from the State of California. We file quarterly sales tax returns with the State of California. However, other states may seek to impose sales tax collection obligations on out-of-state companies such as us, which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could have a material adverse effect on our business, results operations, and financial condition. Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. We cannot assure that this legislation will ultimately be enacted into law or that the final version of this legislation will not contain a limited time period in which such tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, there can be no assurance that the legislation will be renewed at the end of such period. Failure to enact or renew this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of such taxes could have a material adverse effect on our business, results of operations, and financial condition.

Our business is subject to various government regulations. We are subject to various federal, state and local laws affecting therapeutic medical and insecticide products. The Federal Trade Commission (“FTC”), the Federal Food and Drug Administration and equivalent state agencies regulate advertising and representations made by businesses in the sale of products, which apply to us. We may be required to obtain permits from various states in order to ship certain of our products to those states. We are also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general.

We are not currently subject to direct federal, state or local regulation, or laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. Due to the increasing popularity and use of the Internet and other online services, and recent controversial breaches of cyber security, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Although sections of the Communications Decency Act of 1996 were held to be unconstitutional by the U.S. Supreme Court, we cannot assure that similar laws will not be proposed and adopted in the future. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. In addition, numerous states, including the State of California in which our headquarters are located, have regulations regarding the manner in which “wholesalers/retailers” may conduct business and the liability of “wholesalers/retailers” in conducting such business. We cannot assure that any state will not attempt to impose additional regulations upon us in the future or that such imposition will not have a material adverse effect on our business, results of operations, and financial condition.

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Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The FTC has also recently settled a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations, and financial condition. In addition, because our services are accessible worldwide, and our facilitates sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. We are qualified to do business in one state in the US, and our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify, and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations, and financial condition.

We cannot assure that we will earn a profit or that our products will be accepted by consumers. Our business is speculative and dependent upon acceptance of Energy-X, Burner Balm, Nature-Cide, Home Spa Shower Spray, Thermal-Aid, and our other branded and non-branded products by retail stores and consumers. Our operating performance is also heavily dependent on whether or not we are able to continue to earn a profit on the sale of our products and the products of other manufacturers from which we supply or distribute consumer goods. In our marketing campaigns we rely to a certain extent on celebrity endorsements. Our business could be adversely affected by the loss of those endorsements or by negative publicity in general. We cannot assure as to whether we will be successful or earn any revenue or profit, or that investors will not lose their entire investment.

We may not have adequate capital to fund our business. We will have limited capital available to us, to the extent that we raise capital from this offering. If our entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then our financial condition, results of operations, and business performance would be materially adversely affected. We cannot assure that we will have adequate capital to conduct our business.

We may incur uninsured losses. Although we maintain modest theft, casualty, liability, and property insurance coverage, along with workmen’s compensation and related insurance, we cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. In particular, we may incur liability if Energy-X, Burner Balm, Nature-Cide, Home Spa Shower Spray, Thermal-Aid, or one of our other products is deemed to have caused a personal injury. Should uninsured losses occur, the holders of our common stock could lose their invested capital.

Like most manufacturers and sellers of consumer goods, and companies that raise capital, we are subject to potential litigation. As a manufacturer and seller of consumer goods, and a company that raises capital, we are exposed to the risk of litigation for a variety of reasons, including product liability lawsuits, employee lawsuits, commercial contract disputes, defects in supplies and products, government investigations and enforcement actions, shareholder and investor lawsuits and other legal proceedings. We cannot assure that future litigation in which we may become involved will not have a material adverse effect on our financial condition, operating results, business performance, and business reputation.

We cannot assure that we will have the resources to repay all of our liabilities in the future. We have liabilities and may in the future have other liabilities to affiliated or unaffiliated lenders. These liabilities represent fixed costs, which are required to be paid regardless of the level of business or profitability experienced by us. We cannot assure that we will not incur debt in the future, that we will have sufficient funds to repay our indebtedness or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. We often utilize purchase order financing from third party lenders when we are supplying or distributing consumer goods, which increases our costs and the risks that we may incur a default, which would harm its business reputation and financial condition. We cannot assure that we will be able to pay all of our liabilities, or that we will not experience a default on our indebtedness.

We may incur cost overruns in the development, manufacture, and distribution of our various products. We may incur substantial cost overruns in the development, manufacture, and distribution of Energy-X, Burner Balm, Nature-Cide, Home Spa Shower Spray, Thermal-Aid, and other products. Management is not obligated to contribute capital to us. Unanticipated costs may force us to obtain additional capital or financing from other sources, or may cause us to lose our entire investment in us if we are unable to obtain the additional funds necessary to implement our business plan. We cannot assure that we will be able to obtain sufficient capital to successfully continue to implement our business plan. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of the Shareholders’ investment in us is diminished.

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If we are unable to pay for material and services timely, we could be subject to liens. If we fail to pay for materials and services for our business on a timely basis, our assets could be subject to material men’s and workmen’s liens. We may also be subject to bank liens in the event that we default on loans from banks, if any.

Directors and officers have limited liability. Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Delaware and, in the case of PSH-CA, California law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

If we were to lose the services of our key personnel, we may not be able to execute our business strategy. Our success is substantially dependent on the performance of our executive officers and key employees. The loss of any of our officers or directors would have a material adverse impact on us. We will generally be dependent upon Matthew Mills for the direction, management and daily supervision of our operations. See “MANAGEMENT.”

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively. Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, our future success will depend in large part on our ability to retain key consultants and advisors. We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of PSH. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

The consideration being paid to our management was not based on arm’s length negotiation. The common stock and cash consideration paid or being paid by us to our management have not been determined based on arm’s length negotiation. While management believes that the consideration is fair for the work being performed, we cannot assure that the consideration to management reflects the true market value of its services.

Our executive officers’ participation in other entities could create conflicts of interest. The relationship of management to us will create conflicts of interest. Certain of our executive officers and directors, including Matthew Mills and Ronald J. Tchorzewski, our Chief Executive Officer and Chief Financial Officer, respectively, are also officers and directors of Med-X, Inc. Management’s compensation from us has not been determined pursuant to arm’s-length negotiation. Med-X and PSH have many of the same directors.

We only have two independent directors. Currently, the members of our board of directors (“BOD”) are Matthew Mills, Jennifer Mills, Dr. David E. Toomey, Ronald J. Tchorzewski, Dr. Allan Kurtz, and Fred Dashiell, Jr. Only Dr. Allan Kurtz and Fred Dashiell, Jr. are considered “independent directors,” as defined under Financial Industry Regulatory Authority, Inc. (“FINRA”) listing standards and Nasdaq Marketplace Rules. Currently we have an Audit Committee of the BOD, which is chaired by Fred Dashiell, Jr. We do not have any other committees of the BOD. A majority of persons on our board of directors are not considered to be independent directors, and, when voting in concert, can make decisions for the whole BOD.

Our bylaws may be amended by our board and our articles and bylaws may be amended by a majority vote of our shareholders. Under the Delaware Corporations Law, a corporation’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding shares of each class entitled to vote as a class, unless the certificate requires the vote of a larger percentage of shares. Our Certificate of Incorporation, as amended, does not require the vote of a larger percentage of shares. As permitted under the Delaware Corporations Law, our bylaws give our BOD the power to adopt, amend, or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend, or repeal our bylaws.

We cannot assure that we will pay dividends. We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our capital base and marketing. Prospective investors seeking or needing dividend income or liquidity should therefore not purchase shares of our common stock. We cannot assure that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our BOD.

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Competition

The sale of Cannabis and other products for business and consumer customers, and the sale of insecticides are intensely competitive. We expect competition to intensify further in the future. Barriers to entry are relatively low. Current and new competitors can launch new products and can compete in the marketplace. We currently compete or potentially will compete with a number of other companies whose numbers will increase in the future, many of which are larger and possess greater human and capital resources than us. We face competition from larger well-established Cannabis growers and other industry participants that have greater financial and managerial resources, more experience in developing effective growing, breeding and marketing techniques, and have greater name recognition than Med-X. Competitors are already researching and developing Cannabis compounds for medicinal use, which are offered for sale in gel cap form in legal jurisdictions. In addition, we are faced with formidable challenges in obtaining legal permits to grow and sell Cannabis in the State of California. Nature-Cide® will encounter intense competition from other all-natural and chemical based pesticides that have been on the market for years, including those designed for the agricultural markets such as Cannabis cultivators. Management believes we can compete effectively but we cannot assure that competition will not impair the maintenance and growth of our planned businesses.

Government Regulation

The cannabis industry is subject to intense government regulation at the federal, state and local levels. Cannabis is still categorized as a Schedule 1 drug by the federal government. Consequently, the possession, use, consumption, production, transport and sale of cannabis are illegal under federal law and in most state jurisdictions, except for 11 states (i.e. California, Colorado, Washington, Oregon, Alaska, Massachusetts, Maine, Nevada, Illinois, Michigan, Vermont), and Washington D.C., where cannabis has been legalized for medical and recreational purposes, subject to government oversight, licensing and taxing authority. There are an additional 22 states where cannabis is permitted for medical purposes, again subject to government regulation. In California, cannabis for medical and recreational use is legal but the establishment of dispensaries is tightly controlled and limited at the local level. Doctor prescriptions are required, and resale of medical cannabis is prohibited.

In 2014, the US House of Representatives passed an amendment (the “Rohrabacher-Blumenauer Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds the US Department of Justice (the “DOJ”). The Rohrabacher-Blumenauer Amendment prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. In August 2016, the Ninth Circuit Court of Appeals ruled in United States v. McIntosh that the Rohrabacher-Blumenauer Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical issues. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives', which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the Controlled Substances Act (the “CSA”). These developments previously were met with a certain amount of optimism in the cannabis industry, but (i) neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 have yet been adopted, and (ii) the Rohrabacher-Blumenauer Amendment, being an amendment to an appropriations Bill that must be renewed annually, has not currently been renewed beyond March 23, 2018.

Commercial growing of Cannabis is prohibited under federal and most state laws, and transport of Cannabis across state lines or international borders is not allowed. Commercial growing of medical Cannabis in California for distribution to licensed dispensaries is permitted provided the grower obtains the proper permits from the appropriate California state agencies and complies with all of the restrictions and limitations of such permits. There is no assurance that the government regulations and prohibitions applicable to the Cannabis industry in the US will ease so that new and larger markets can become available to the Company in the future. In fact, there is no assurance that the current legalization trend will not reverse and restrict the legal market for Cannabis more in the future, adversely affecting the operating results, financial condition and business performance of the Company. Even if Cannabis is legalized, strict government licensing requirements and stiff taxes may be imposed on Cannabis, adversely affecting the Company.

The Company will also be subject to other government regulations in the conduct of its business which tend to increase costs and potentially have a material adverse impact on the Company’s operating results, financial condition and business performance, including but not limited to (1) employment laws generally applicable to all businesses, including laws covering wages, working conditions, health, safety, working hours and similar matters, (2) laws designed to protect the environment, including those applicable to farming operations, (3) laws enforced by the FTC and equivalent state agencies governing advertising and representations made by businesses, (4) laws enforced by the Federal Food & Drug Administration (FDA) which govern safety and claims made with respect to food and other products consumed by the public, and (5) laws enforced by the Drug Enforcement Agency (DEA) relating to possession, consumption, production, transport and sale of controlled substances such as Cannabis. Compliance with laws, rules and regulations applicable to conducting commerce on the Internet is also a challenge for the Company. See “RISK FACTORS - Our business is subject to various government regulations.”

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Lifting of Suspension Order

The Company received a certified letter on September 22, 2016, dated September 16, 2016, from the Securities and Exchange Commission (“SEC”). This letter issued an Order Temporarily Suspending Exemption of the Company’s Regulation A+ Offering due to the Company not filing its 2015 Annual Report on Form 1-K by April 30, 2016. On September 20, 2016, the Company filed its 2015 Annual Report on Form 1-K and 2016 Semiannual Report on Form 1-SA with the SEC. The Company requested that the suspension order be lifted and the offering be reinstated as the appropriate filings have been made by us and received by the SEC. On May 8, 2017, an SEC Administrative Law Judge vacated the suspension order and restored our right to rely on Regulation A under the Securities Act of 1933, as amended. We filed our 2016 Annual Report on Form 1-K on April 24, 2017, our 2017 Annual Report on Form 1-K on April 24, 2018, and our 2018 Annual Report on Form 1-K on April 26, 2019.

Employees

As of December 31, 2020, we had fifteen (14) full-time employees, five of whom are executive officers of Med-X. We plan to actively hire employees at such time as the Company has sufficient capital or financing to fund the expanded launch of its business plan.

Property

We currently sublease approximately 2,500 square feet of office space at 8236 Remmet Avenue, Canoga Park, California 91304, at no cost on a five year lease from our subsidiary, PSH We also occupy a 600 square foot indoor cannabis cultivation research facility in Los Angeles County, California, that we lease from our President at no cost (except for payment of utility costs) on a five-year term. We are not currently cultivating cannabis at the facility. We plan to conduct research and development associated with the cannabis compound identification and extraction operation at this facility at a later time if and when it is federally legal to do so, The Med-X product development team is currently positioning for hemp cultivation, now that the passage of the federal Farm Bill has recently legalized hemp production in the US. Management expects a great deal of red tape before actual hemp cultivation along with extraction of Cannabidiol compounds from hemp oil can commence, but the Company is preparing accordingly, and could activate its planned hemp business of any time.

Seasonality

Our operations may be materially affected by seasonality for outdoor cultivation operations. Nature-Cide® is likely to have high sales volumes during the spring and summer months when insects and pests are more likely to be present and agricultural operations are at their peak. Lower sales volumes may be experienced at other times during the year. The planned Cannabis and or Hemp cultivation, along with sales and operations are not expected to be materially affected by seasonality, as we plan to grow, harvest and sell grown Cannabis on a year-round basis utilizing indoor techniques and or greenhouses for a portion of the farming. Our outdoor Cannabis production may, however, be adversely affected by weather conditions such as cold or excessively warm temperatures and excess wetness or drought, to the extent that our crops are grown outdoors and not in the controlled environmental conditions of greenhouses.

RISK FACTORS

The purchase of shares of our common stock involves substantial risks. Each prospective investor should carefully consider the following risk factors, in addition to any other risks associated with this investment, and should consult with his own legal and financial advisors.

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Cautionary Statements

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to:

•	Our research and development of Cannabis medical compounds and other potential new products may not result in commercial products available for sale by us in the future.
•	Lack of market acceptance of our Cannabis, Nature-Cide® and other products.
•	Our Chairman, President and Chief Operating Officer, Matthew Mills, owns 10,000 shares of our Series A Preferred Stock, which entitles him to 51% voting power on all matters submitted to a vote of the shareholders, and with his common stock ownership, Mr. Mills holds approximately 56% of the total shareholder voting power of the Company.
•	Inability to obtain legal permission to grow, supply and sell Cannabis.
•	Inability to sell our Cannabis, Nature-Cide and other products.
•	Heavy development stage expenditures by us, resulting in substantial operating deficits, especially in the early years of operation.
•	Intense competition, including entry of new competitors.
•	Falling demand for Cannabis for medical or recreational use, or increasing supply of Cannabis, causing prices for it to decline.
•	Adverse federal, state, and local government regulation and taxation, rendering it difficult for us to monetize our potential Cannabis products and services.
•	Heavy government regulation, taxation and licensing requirements in markets where Cannabis is legal.
•	Obstacles to registering Cannabis trademarks and tradenames at the federal level.
•	Failure of new markets for Cannabis to become legal and available.
•	Contraction of the market for medical Cannabis in California, including the closing of medical Cannabis dispensaries due to government order.
•	Unexpected costs and operating deficits.
•	Lower sales and revenue than forecast.
•	Default on leases or other indebtedness.
•	Loss of suppliers and supply.
•	Price increases for capital, supplies and materials.
•	Decline of market prices for Cannabis products due to excess supply or for other reasons.
•	Inadequate capital and financing and inability to raise capital due to market conditions or for regulatory reasons.
•	Failure to obtain customers, loss of customers and failure to obtain new customers.
•	The risk of litigation and administrative proceedings involving us or our employees.
•	Loss of or inability to obtain government licenses and permits.
•	Adverse publicity and news coverage.
•	Inability to carry out marketing and sales plans.
•	Failure of our recent merger with PSH to be profitable for our investors.
•	Loss of key executives.
•	Losses from theft that cannot be recovered.
•	Dilution of ownership due to issuance of more securities by the Company.
•	Unavailability of banking, trademark registration, and other services to Med-X because Cannabis is still illegal under federal law.
•	Potential enforcement actions by the Securities and Exchange Commission and other government agencies.
•	Other specific risks that may be alluded to in this Offering Circular or in other reports issued by us or third party publishers.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Memorandum. All forward-looking statements are made as of the date of this Memorandum and the risk that actual results will differ materially from the expectations expressed in this Memorandum will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Memorandum, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Memorandum, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans described in this Memorandum will be achieved.

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Risks Relating to Business

We have a limited operating history, which makes it difficult to accurately evaluate our business prospects. We were formed in February 2014 to engage in the business of (a) publishing content about the Cannabis industry, primarily online, for industry participants and the general public, (b) growing and selling Cannabis on a wholesale basis, initially for the California medical Cannabis market, (c) supplying related agricultural products to other commercial Cannabis growers, and (d) developing and selling commercial medicinal supplements based on beneficial compounds extracted from Cannabis. To date, we have built a 600 square foot state-of-the-art cultivation center. In 2015 and early 2016, a small affiliated patient group cultivated small quantities of different strains of Cannabis at the facility for personal medical research, with whom we shared data. We have also launched our Cannabis news website, and commenced marketing Nature-Cide®, but have not yet launched the other components of our business plan. In particular, little revenue is expected from our Cannabis compound identification and extraction program until Cannabis is sufficiently legalized to engage in such commerce. Compound research and development may not commence until 2020. We have no government permits to legally grow and supply Cannabis in California or any other jurisdiction and have yet to earn significant revenue. We cannot assure at this time that we will be able to commence our planned operations, that we will operate profitably, or that we will have adequate working capital to conduct our business. We believe that our success will depend in large part on government policy, the public’s acceptance of our products and our ability to sell Cannabis, Nature-Cide® and other branded and non-branded products. We intend to invest heavily in developing and marketing our products, including building and providing content for our websites, researching and developing Cannabis compounds for medical uses, promoting and marketing our websites, products and services, and analyzing the market for our planned products. As a result, we will incur operating losses until we earn sufficient revenue from the sale of our products.

Customer complaints regarding our products and services could hurt our business. From time to time, we may receive complaints from customers regarding the quality of goods purchased from us. We may in the future receive correspondence from customers requesting reimbursement. Certain dissatisfied customers may threaten legal action against us if no reimbursement is made. We may become subject to product liability lawsuits from customers alleging injury because of a purported defect in our products or services, claiming substantial damages and demanding payments from us. We are in the chain of title when we supply or distribute products, and therefore are subject to the risk of being held legally responsible for them. These claims may not be covered by our insurance policies. Any resulting litigation could be costly for us, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on our business, results of operations, and financial condition. Any negative publicity generated as a result of customer frustration with our products or services, or with our websites, could damage our reputation and diminish the value of our brand name, which could have a material adverse effect on our business, results of operations, and financial condition.

The cannabis industry is extremely speculative and its legality is uncertain. The possession, consumption, production and sale of cannabis has historically been, and continues to be, illegal under federal law and in virtually all state and local jurisdictions, other than certain exceptions such as recent legalization in the States of California, Colorado, Washington, Oregon, Alaska, Massachusetts, Maine, Nevada, Illinois, Michigan, Vermont, Arizona, Montana, South Dakota, New Jersey and Washington, D.C., and for medical purposes in several other states. In California, Proposition 64 was approved in November 2016 legalizing the recreational use, production and sale of cannabis in the state, subject to comprehensive licensing and tax regulations in the process of being promulgated, which may delay implementation of certain aspects of the new Proposition. While management believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available or that any new markets for cannabis will emerge for the Company. Our business plan is based on the premise that cannabis legalization will expand, that consumer demand for cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for cannabis for medical and recreational uses will grow as it becomes legal to possess and consume it. There is no assurance that this premise will prove to be correct or that we will be profitable in the future. There is no assurance that our cannabis will be of the quality and type that will be accepted by the public, that our breeding of it will be effective, or that we can effectively identify, extract and sell commercially valuable cannabis compounds for medical uses. Investors in this Company may lose their investment in it.

Our business plan is speculative. Our planned businesses are speculative and subject to numerous risks and uncertainties. The research and development of our new proposed products, including those, if any, resulting from the identification and extraction of Cannabis compounds for sale for medicinal use, and the proposed Cannabis pharmacy automation system, may not succeed in creating any commercial products or revenue due to functional failure, lack of acceptance or demand from the marketplace, technological inefficiencies, competition or for other reasons. The demand for news and information regarding Cannabis is unknown. The further legalization of Cannabis in California or any other state jurisdiction, or at the federal level, is not assured. The future demand for Cannabis for medical or recreational use is unknown, even if favorable legislation progresses. The burden of government regulation and taxation on Cannabis industry participants, including growers, suppliers and consumers, is difficult to quantify. There is no assurance that we will earn revenue or a profit.

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Our recent merger with Pacific Shore may not be successful and may cause Med-X to incur substantial losses. Although PSH has been an affiliate of Med-X management since its inception in 2008, there is no assurance that the merger of Med-X and PSH will be successful or profitable for investors. PSH may continue to incur operating deficits and may not grow as anticipated. Integration of the two companies may be more costly than expected.

As a company expected to be engaged in agricultural operations, we will be exposed to the risks inherent in farming. Planting, growing, harvesting and selling crops and farming in general, is inherently risky. Adverse weather, natural pests, fungus, agricultural and environmental diseases, falling market prices, excess supply, poor soil, lack of fertilizer and other hazards can destroy crops and inflict severe economic losses on any farm, even with greenhouse facilities. There is no assurance that we will not incur uninsured losses or be subject to hazards beyond our control, or that we will be economically successful or sustainable.

There is no assurance that any of our research and development activities will result in any proprietary technology or commercial products. As discussed, we plan to develop new proprietary products and services for the Cannabis or any other industry, including compound identification and extraction and automated pharmacy systems. The development efforts for these products may fail to result in any commercial technology, products or services, or any proprietary or patentable technology. The products may not work, competitors may develop and sell superior products performing the same function, or industry participants may not accept or desire those products. We may not be able to protect our proprietary rights, if any, from infringement or theft by third parties. Government regulation may suppress or prevent marketing and sales of those products, even if they can be commercialized. We may have inadequate capital to successfully execute this aspect of our business plan.

We may not be able to successfully compete against companies with substantially greater resources. The Cannabis information, supply and pesticide industries, and consumer and business products industry, in general, are intensely competitive. We expect competition to intensify further in the future. Our website will be subject to competition for advertisers. We will be subject to competition from well-established commercial Cannabis growers and suppliers that have all necessary government permits. We will also be subject to competition from chemical insecticides, as well as other all-natural insect repellents utilizing cedar wood oil, which have been on the market longer than Nature-Cide® and which are manufactured and marketed by competitors with more resources and brand recognition than us. We cannot assure that Nature-Cide® will compete effectively and experience sales. As a potential supplier of other products, we compete with several larger and better-known companies that specialize in supplying and distributing a vast array of commercial goods.

We may be required to collect sales and other taxes. New excise taxes may be imposed on the sale and production of Cannabis by federal and state taxing authorities, suppressing sales. New government tax regulations may require that we as the supplier be responsible to collect those excise taxes, increasing our costs and risks. We do not expect to collect sales or other similar taxes with respect to goods sold by us via our website, except for buyers from the State of California. We expect to file quarterly sales tax returns with the State of California. Other states may, however, seek to impose sales tax collection obligations on out-of-state companies such as us which engage in or facilitate online commerce, and a number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of Internet commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could have a material adverse effect on our business, results operations, and financial condition. Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. We cannot assure that this legislation will ultimately be enacted into law or that the final version of this legislation will not contain a limited time period in which such tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, there can be no assurance that the legislation will be renewed at the end of such period. Failure to enact or renew this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of such taxes could have a material adverse effect on our business, results of operations, and financial condition.

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Our business is subject to various government regulations. We are subject to various federal, state and local laws affecting the possession, consumption, production, supply and sale of Cannabis, and the manufacture and sale of pesticide products. The FTC, the Federal Food and Drug Administration, the Federal Drug Enforcement Agency and equivalent state agencies regulate all aspects of Cannabis and the advertising and representations made by businesses in the sale of products, which will apply to us. Cannabis is categorized under federal law as a Schedule 1 drug. Accordingly, the cultivation, production, transport, export, import, distribution, sale, marketing and use of Cannabis are prohibited under federal law. Certain activities that comply with state law, such as medical Cannabis in states where it has been legalized, are treated by the federal government with a non-enforcement policy under the internal guidelines of the “Cole Memorandum” published by the US Department of Justice. We may be required to obtain permits from various states in order to produce, supply and sell Cannabis and certain of our other products in those states. We currently have no government permits to grow or sell Cannabis in any jurisdiction. Even if Cannabis is generally legalized at the federal and state government levels, commerce in Cannabis is still expected to be heavily regulated and taxed, which will have a material effect on our operating results, financial condition and business performance. We expect to be required to apply for licenses in California, even if it is generally legalized in our homestate, and there is no assurance that those licenses will be granted to us. Furthermore, because Cannabis remains illegal under federal law, banking, certain advertising, and trademark registration services, among other services, are generally not available to the Cannabis industry.

We are also subject to government laws and regulations governing health, safety, working conditions, employee relations, wrongful termination, wages, taxes and other matters applicable to businesses in general. We are not currently subject to direct federal, state or local regulation, or laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally. It is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. In addition, numerous states, including the State of California in which our headquarters are located, have regulations regarding the manner in which “wholesalers/retailers” may conduct business and the liability of “wholesalers/retailers” in conducting such business. We cannot assure that any state will not attempt to impose additional regulations upon us in the future or that such imposition will not have a material adverse effect on our business, results of operations, and financial condition. Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations, and financial condition. In addition, because our services are expected to be accessible worldwide, and we expect to eventually facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. We are qualified to do business in one state in the United States, and our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify, and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations, and financial condition.

We are subject to the rules and regulations of the Securities and Exchange Commission (“SEC”) and comparable state agencies. As a company raising investment capital, we are subject to federal and state government securities regulation. Accordingly, there is a risk that we could be subject to adverse government orders if we violate those regulations, which could have a material adverse impact on our operating results, financial conditions and business performance. In particular, we are subject to the reporting requirements of Regulation A+ (Tier 2) since we were declared qualified by the SEC for our offering of common stock under that regulation on November 3, 2015. We incurred a temporary suspension order by the SEC on September 16, 2016 due to a late filing of one of our required reports. While the temporary suspension order was ultimately vacated by the SEC Administrative Law Judge on May 8, 2017, lifting the suspension, we are still subject to a possible separate enforcement action against us by the SEC for the reporting violation, even though it has been rectified. An SEC enforcement action successfully asserted against us could cause us to be labeled a “bad actor” under Rules 506(d) and 507 of Regulation D of the Securities Act of 1933, as amended, and Rule 262 of Regulation A of the Securities Exchange Act of 1934, as amended, which would likely have a material adverse impact on our operating results, financial condition and business performance.

We cannot assure that we will earn a profit or that our products will be accepted by consumers. Our business is speculative and dependent upon acceptance of our custom Cannabis, Nature-Cide® and other potential branded and non-branded products by consumers, the medical and pharmacy industries, and commercial Cannabis growers. Our operating performance will be heavily dependent on whether or not we are able to earn a profit on the sale of our products and the products of other manufacturers from which we supply or distribute commercial goods. We may not be allowed to advertise any of our Cannabis products or such advertising may be severely limited under applicable federal, state and local law. We cannot assure that we will be successful or earn any revenue or profit, or that investors will not lose their entire investment.

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We may not have adequate capital to fund our business. We will have limited capital available to us, to the extent that we raise capital from this offering. If our entire original capital is fully expended and additional costs cannot be funded from borrowings or capital from other sources, then our financial condition, results of operations, and business performance would be materially adversely affected. We may not be able to raise needed additional capital or financing due to market conditions or for regulatory or other reasons. We cannot assure that we will have adequate capital to conduct our business.

We may incur uninsured losses. Although we maintain modest theft, casualty, liability, and property insurance coverage, along with workmen’s compensation and related insurance, we cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. In particular, we may incur liability if our Cannabis, Nature-Cide®, or one of our other products is deemed to have caused a personal injury. Should uninsured losses occur, the holders of our common stock could lose their invested capital.

Like most manufacturers and sellers of commercial goods, and companies that raise capital, we will be subject to potential litigation. As a manufacturer and seller of commercial goods, and a company that raises capital, we will be exposed to the risk of litigation for a variety of reasons, including product liability lawsuits, employee lawsuits, commercial contract disputes, defects in supplies and products, government enforcement actions, shareholder and investor lawsuits, and other legal proceedings. We cannot assure that future litigation in which we may become involved will not have a material adverse effect on our financial condition, operating results, business performance, and business reputation.

We cannot assure that we will have the resources to repay all of our liabilities in the future. We have liabilities and may in the future have other liabilities to affiliated or unaffiliated lenders. These liabilities represent fixed costs, which are required to be paid regardless of the level of business or profitability experienced by us. We cannot assure that we will not incur debt in the future, that we will have sufficient funds to repay our indebtedness or that we will not default on our debt, jeopardizing our business viability. Furthermore, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct our business. We may utilize purchase order financing from third party lenders when we are supplying or distributing goods, which would increase our costs and the risks that we may incur a default, which would harm our business reputation and financial condition. We cannot assure that we will be able to pay all of our liabilities, or that we will not experience a default on our indebtedness.

We may incur cost overruns in the development, production and distribution of our various products. We may incur substantial cost overruns in the development, production and distribution of Cannabis, Nature-Cide® and other products. Management is not obligated to contribute capital to us. Unanticipated costs may force us to obtain additional capital or financing from other sources, or may cause us to lose our entire investment in us if we are unable to obtain the additional funds necessary to implement our business plan. We cannot assure that we will be able to obtain sufficient capital to successfully continue to implement our business plan. If a greater investment is required in the business because of cost overruns, the probability of earning a profit or a return of the shareholders’ investment in us is diminished.

We may not be able to protect our intellectual property and could lose our Nature-Cide licensing rights under certain circumstances. We have intellectual property rights and trade secrets associated with our business. We have a patent application pending and our subsidiary, PSH, owns the exclusive license for the Nature-Cide brand. There is no assurance that we will be able to protect our intellectual property from infringement or challenge by third parties. We could lose our Nature-Cide supply in the event of the insolvency of PSH or in other limited circumstances.

If we are unable to pay for material and services timely, we could be subject to liens. If we fail to pay for materials and services for our business on a timely basis, our assets could be subject to material men’s and workmen’s liens. We may also be subject to bank liens in the event that we default on loans from banks, if any.

Directors and officers have limited liability. Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Nevada law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

If we were to lose the services of our key personnel, we may not be able to execute our business strategy. Our success is substantially dependent on the performance of our executive officers and key employees. The loss of any of our officers or directors would have a material adverse impact on us. We will generally be dependent upon Matthew Mills for the direction, management and daily supervision of our operations. See “MANAGEMENT.”

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If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively. Our performance will be largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization. Competition for such qualified employees is intense. If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively. In addition, our future success will depend in large part on our ability to retain key consultants and advisors. We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of Med-X. Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

The consideration being paid to our management was not based on arm’s length negotiation. The common stock and cash consideration paid or being paid by us to our management have not been determined based on arm’s length negotiation. While management believes that the consideration is fair for the work being performed, we cannot assure that the consideration to management reflects the true market value of its services.

Our executive officers’ participation in other entities, especially Pacific Shore Holdings, Inc., creates conflicts of interest. The relationship of management to us will create conflicts of interest. Our senior executive officers are also directors, executive officers and shareholders of PSH, a wholly-owned subsidiary and major supplier of Nature-Cide® to us. Making contracts and conducting business with PSH create conflicts of interest in negotiating terms and enforcing covenants, since the agreements are not made at arm’s-length. There is no assurance that such conflicts of interest will not cause us to incur material economic losses or other material adverse effects. Moreover, management’s compensation from us has not been determined pursuant to arm’s-length negotiation. Management believes that it will have the resources necessary to fulfill its management obligations to all entities for which it is responsible. See “MANAGEMENT.”

We have three independent directors. Currently, the members of our BOD are Matthew Mills, Ronald J. Tchorzewski, Dr. David E. Toomey, Jennifer Mills, Dr. Morton Hyson, Fred Dashiell, Jr. and Dr. Allan Kurtz. Only three of these directors, Dr. Hyson, Fred Dashiell, Jr. and Dr. Kurtz, are considered “independent directors,” as defined under Financial Industry Regulatory Authority, Inc. (“FINRA”) listing standards and Nasdaq Marketplace Rules. Currently we do not have any committees of the BOD. We plan to form audit and compensation committees in the future, but need to add independent directors with financial acumen before we can form those committees. The majority of the persons on our BOD are not considered to be independent directors, and, when voting in concert, can make decisions for the whole BOD.

Our bylaws may be amended by our board and our articles and bylaws may be amended by a majority vote of our shareholders. Under the Nevada Corporations Law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding shares of each class entitled to vote as a class, unless the certificate requires the vote of a larger percentage of shares. Our Articles of Incorporation, as amended, do not require the vote of a larger percentage of shares. As permitted under the Nevada Corporations Law, our bylaws give our board of directors the power to adopt, amend, or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend, or repeal our bylaws.

Our principal shareholders own voting control of Med-X. Our current officers, directors, founders and principal shareholders currently own a total of 13,528,267 shares of our common stock and 100% of our outstanding Series A (super voting) Preferred Stock, or approximately 56.4% of the total issued and outstanding voting capital stock of the Company. These shareholders are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our shareholders.

We cannot assure that a public trading market for our common stock will ever be established. At present, there is no active trading market for our securities, and we cannot assure that a trading market will develop. Our common stock has no trading symbol. In order to obtain a trading symbol and authorization to have our common stock trade publicly, we must file an application on Form 211 with, and receive the approval by, the Financial Industry Regulatory Authority (“FINRA”), of which there is no assurance, before active trading of our common stock could commence. If our shares of common stock ever publicly trade, they may be relegated to the OTC Pink Sheets. The OTC Pink Sheets provide significantly less liquidity than the NASDAQ’s automated quotation system, or NASDAQ Stock Market. Prices for securities traded solely on the Pink Sheets may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original price or at any price.

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The temporary suspension order issued to us by the Securities and Exchange Commission (“SEC”) on September 16, 2016 has been vacated, but other regulatory actions are possible. We filed our 2015 Annual Report late. We were temporarily suspended from reliance on Regulation A+ from September 16, 2016 to May 8, 2017, when the suspension order was vacated by an SEC Administrative Law Judge. The time for an appeal of the favorable ruling has expired. Nevertheless, the SEC may still file a separate enforcement action against the Company because of the late filing, even though we promptly filed the report on September 20, 2016, once we realized it was late.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Annual Report.

Med-X, Inc. (“Med-X”, “we”, “us”, “our”, or the “Company”) is a Nevada corporation formed in February 2014 and is engaged in the business of green scene product development, distribution, and marketing. Its business is expected to expand significantly as a result of the closing of its merger with PSH (or “Pacific Shore”), its wholly owned subsidiary, on April 16, 2018. The Company and PSH developed a series of proprietary natural “green” branded products under division names Nature-Cide®, Thermal-Aid®, and Malibu Brands. Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries, including professional pest control, janitorial, hospitality, transportation and agriculture, as well as the Cannabis cultivation industry. Thermal-Aid®, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for painful ailments affecting adults, children and animals. Nature-Cide® and Thermal-Aid® are distributed through ecommerce platforms and through national distribution outlets positioned around the United States. Home Spa Shower Sprays are essential oil-based products distributed through various ecommerce platforms. Malibu Brands are all-natural essential oils, including Hemp and CBD oil products, designed for various ailments and are still in the development stage. The Company also operates the MJT Network® through the Company’s online media platform, www.marijuanatimes.org, which publishes high quality media content regarding Cannabis to generate revenue from advertisers and traffic optimizing venues. The network includes smart phone and tablet applications and also publishes a daily news video through social and news applications. Med-X also plans, to the extent it is legal to do so, to cultivate high quality custom-bred cannabis for the medical market to treat such aliments as pain, sleep deprivation, appetite disorders, and neurological pathologies or their symptoms.

The Company has created the National Investor Network at www.nationalinvestornetwork.com. The National Investor Network is a membership based digital platform that is designed to offer its members highly curated business news content. Each member controls their own news feed based on the companies or industry categories they chose. The platform is built on a robust database that will allow for the tracking of member behavior giving the system the tools it needs to recommend marketing strategies in proprietary ways. Member profiles are then curated and scored as potential leads for the Company’s current crowdfunding efforts. The platform gives other companies in the equity crowdfunding or stock trading space the opportunity to publish their own content in the hopes of driving traffic or raising awareness of their company or crowdfunding initiatives. This acts as a marketing tool for other companies that are looking to be recognized as a company raising capital using the exemptions promulgated under the Jobs Act of 2012 which permit crowdfunding. The Company later expects to also assist in marketing various companies with targeted campaigns inside the National Investor Network platform to certain members as a service. In exchange for these services, the Company hopes to generate revenue and small percentages of equity in each company with the hope that more exposure will help them with their equity crowdfunding efforts. The Company’s media division, the MJT Network, could be profitable if and to the extent that the revenue from advertisers, sponsors, product sales and service fees exceeds the cost of the content (expected to be writers’ and content licensing fees) and products offered for online sale. We do not anticipate stocking an inventory of third-party products for sale, rather, we expect to fill orders on a real time basis directly from third party fulfillment sources.

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Besides suppling Nature-Cide products to pest control, hospitality, janitorial and agricultural industries, Med-X also plans to supply proprietary and non-proprietary products, including Nature-Cide insecticides, pesticides, granular and soil blends to legally operating cannabis agricultural operators. As these core businesses evolve, and it becomes legal to do so, we will seek to develop and monetize (i) techniques for the recognition and extraction of Cannabis compounds for the medical industry, and (ii) a cost-effective pharmacy automation system for the pharmaceutical and Cannabis industries.

The Company plans to supply products to the agricultural and supply industries, including recently licensed Nature-Cide® brands such as Nature-Cide® Pest Management X2 and All-Purpose formulations, as well as a special insecticidal soil, for which we filed a patent application with the United States Office of Patents and Trademarks in 2015. Nature-Cide® is a proprietary all-natural essential oil insecticide/miticide/nematicide that repels and kills a wide variety of pests, including insects that are commonly known to damage Cannabis crops. Nature-Cide® is owned, manufactured and distributed by PSH, a wholly owned subsidiary of Med-X as a result of the merger which was effective April 16, 2018.

If and only when its legally permitted to do so, the Company’s planned compound identification and extraction research and development operation will be conducted primarily at the Company’s existing 600 square foot indoor cultivation center in Los Angeles County, California, where controlled quantities of high quality Cannabis were being grown, harvested and stored for research and medical use in 2015 and early 2016, to the extent permitted by California law. The fundamental premise of the operation is to make Cannabis oil from the plant, extract a variety of medicinal compounds from the oil, especially the non-THC Cannabidiol (CBD) compounds found in Cannabis and, when seeking supplements for pain management and relief, also THC compounds, testing the efficacy of the supplement prototypes, and producing, marketing and selling natural supplements containing these compounds. The Company has purchased and utilized special equipment designed to facilitate the compound identification and extraction process. Preliminary research in the industry indicates that CBD-based compounds from Cannabis may be effective in treating the symptoms of certain neurological pathologies, but there is much additional research needed to reliably commercialize CBDs for medical purposes. There is no assurance that the Company will be successful in making or selling any medicinal supplements from the CBD or THC compounds identified and extracted by it.

The Company may acquire sufficient indoor and outdoor farm property in California to grow, harvest and sell high quality, custom-bred Cannabis for the California medical and recreational markets, for compound identification and extraction, and for other markets that become legally available to the Company in the future as a California grower.

The primary sources of short term revenue for Med-X are expected to be the proceeds from advertising dollars generated from content published on the Company’s media outlet, www.marijuanatimes.org, as well as through the sale of industry related merchandise. Management also believes that substantial revenue can be earned from the online sale of Nature-Cide® and other proprietary products and services to medicinal use patients who are engaged in legal Cannabis cultivation as well as the Cannabis agricultural business, including indoor greenhouse operations. Med-X may also earn revenue from providing consulting services to other Cannabis industry participants. In the short run, consulting services, licensing and other methods of monetization may be utilized. In the long run, revenue is anticipated from the Company’s planned Cannabis compound identification and extraction system along with development of our planned pharmacy automation system and our planned Cannabis products, assuming our research and development of those planned products and services are successful. No revenue is expected from the sale of Cannabis or medicinal Cannabis compounds for medical or recreational use until such sale is legal. Management believes it will eventually see revenue from growing, harvesting and selling high quality, custom-bred Cannabis for the California medical and recreational Cannabis markets. As a California grower, the Company will approach other markets that become legally available to it in the future, if any.

Our operational expenditures are primarily related to development of The Marijuana Times platform, marketing costs associated with getting users to join our network and engage with other users, and the costs related to being a fully reporting company with the Securities and Exchange Commission. Since inception in 2015, The Marijuana Times has built a growing network of users. This growth has been aided by the growing use of mobile applications and the popularity of the Cannabis legalization movement among young adults.

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Results of Operations

For the Years Ended December 31, 2020 and December 31, 2019

Revenue. Revenue for the year ended December 31, 2020 was $1,033,750 compared to $801,874 for the year ended December 31, 2019. The increase in revenue of $231,876 is mainly attributable to an increase in sales of our Nature-Cide and Thermal-Aid product lines.

Operating Expenses. Operating expenses for the year ended December 31, 2020 were $3,362,208 compared to $4,706,278 for the year ended December 31, 2019. The decrease in operating expenses is attributable mainly to a decrease in professional fees, personnel related expenses partially due to the impact of COVID 19 as well as lower non-cash compensation expense related to the Company’s Stock Option Plan.

Other Income/(Expense). Other income/(expense) for the year ended December 31, 2020 was interest expense of $9,731as compared to other income of $428,044 resulting from debt extinguishment arising from reversal of accounts payable to supplier arising in 2015 which was offset minimally by interest expense compared to minimal interest expense of $3,091 for the year ended December 31, 2019.

Net Loss. Net loss year for the year ended December 31, 2020 was $3,050,009 compared to $4,029,738 for the year ended December 31, 2019. This decrease in net loss is due to a decrease in operating expenses is attributable mainly to a decrease in professional fees, personnel related expenses, as well as lower non-cash compensation expense related to the Company’s Stock Option Plan. Currently operating costs exceed revenue due to revenue growing at a slower pace than anticipated. We cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

We had cash and equivalents of $752,823 at December 31, 2020 and $224,983 at December 31, 2019, primarily from the proceeds of capital raised by the Company’s second Regulation A+ Offering of common stock which commenced in August 2019 and the Company’s private placement of common stock which commenced in March 2020 and in 2019 from the Company’s private placement of common stock pursuant to Rule 506(c) of the Securities Act of 1933.

During the year ended December 31, 2020, we used $3,232,484 of cash for operating activities. A portion of the funds was used to pay general and administrative costs, professional fees and sales and marketing activities.

During to the year ended December 31, 2019, we used $4,140,257 of cash for operating activities. A large portion of the funds was used to pay general and administrative costs, professional fees and support of significant sales and marketing activities.

Cash provided by financing activities during the year ended December 31, 2020 was $3,764,120. Of this amount, $3,431,210 was related to the issuance of shares of common stock. Repayment of principal on debt was $34,196, borrowing against bank line of credit was (62,106) and receiving Payroll Protection Plan (“PPP”) loan was $305,000 during the year ended December 31, 2020. Cash provided by financing activities from the issuance of shares of common stock during 2019 was $3,716,753. Since inception, our capital needs have primarily been met from the private placement of our common stock at $0.50 per share which concluded on January 31, 2016, the Regulation A+ Offering of common stock at $.60 per share which commenced on February 8, 2016 which concluded in June 2019, the Regulation A+ Offering of common stock at $.80 per share which commenced in August 2019 and the private placement of our common stock at $.60 per share which commenced in October 2016, February 2017, February 2018, March 2019 and March 2020.

We will have additional capital requirements during 2021 and 2022. We do not expect to be able to satisfy our cash requirements through sales of the Nature-Cide and Thermal-Aid product lines as well as digital media advertising, and therefore we will attempt to raise additional capital through the sale of our common stock. We commenced a private placement offering of 5,000,000 shares of our common stock at $0.60 per share under Rule 506(c) of the Securities Act of 1933, as amended, in March 2019 which upon conclusion we commenced another private placement offering of 5,000,000 shares of our common stock at $0.60 per share under Rule 506(c) of the Securities Act of 1933, as amended, in March 2020.

We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

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Restricted Cash

As of December 31, 2020, the Company did not have any funds being held in escrow by an Escrow Agent from the Company’s Regulation A+ Offering. As of December 31, 2019, the Company had $5,000 being held in escrow by an Escrow Agent from the Company’s Regulation A+ Offering. These funds were being held by the Escrow Agent per provisions within the Escrow Agreement.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the US, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout management's Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

                Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Topic 605 “Revenue Recognition in Financial Statements” which is at the time customers are invoiced at shipping point, provided title and risk of loss has passed to the customer, evidence of an arrangement exists, fees are contractually fixed or determinable, collection is reasonably assured through historical collection results and regular credit evaluations, and there are no uncertainties regarding customer acceptance.

As of December 31, 2020, the Company’s trade accounts receivable was $150,929 from 66 customers. For the year ended December 31, 2020 the Company received 85% of its revenue from four customers and for the year ended December 31, 2019 the Company received 54% of its revenue from two customers. For 2020, the specific concentration was Customer A at 26%, Customer B at 22%, Customer C at 19% and Customer D at 18%. For 2019, the specific concentration was Customer A at 30% and Customer B at 24%.

Stock Based Compensation Expense

We expect to account any share-based compensation pursuant to SFAS No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires measurement of all employee share-based payments awards using a fair-value method. When a grant date for fair value is determined, we will use the Black-Scholes-Merton pricing model. The Black-Scholes-Merton valuation calculation requires us to make key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. The weighted-average expected term for stock options granted was calculated using the simplified method in accordance with the provisions of Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method defines the expected term as the average of the contractual term and the vesting period of the stock option. We will estimate the volatility rates used as inputs to the model based on an analysis of the most similar public companies for which Med-X has data. We will use judgment in selecting these companies, as well as in evaluating the available historical volatility data for these companies.

SFAS No. 123R requires us to develop an estimate of the number of share-based awards which will be forfeited due to employee turnover. Annual changes in the estimated forfeiture rate may have a significant effect on share-based payments expense, as the effect of adjusting the rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment is made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment is made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the financial statements. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We have never paid cash dividends, and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend yield.

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Med-X will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to its stock-based awards on a prospective basis, and in incorporating these factors into the model. If our actual experience differs significantly from the assumptions used to compute its stock-based compensation cost, or if different assumptions had been used, we may record too much or too little share-based compensation cost. Med-X recognizes expense using the straight-line attribution method.

Item 3. Directors and Officers

Executive Officers and Directors of Med-X

The table below sets forth our directors and executive officers of as of the date of this Annual Report.

Name	Position	Age	Term of Office

Dr. David E. Toomey	Director and Chief Executive Officer	56	Inception to Present (1)

Matthew A. Mills	Chairman of the Board, President and Chief Operating Officer	56	Inception to Present (1)

Ronald J. Tchorzewski	Director and Chief Financial Officer	70	Inception to Present (1)

Jennifer J. Mills	Director, Executive Vice President of Human Resources and Corporate Secretary	50	Inception to Present (1)

Nick Phillips	Chief Media Officer	39	September 19, 2019 to Present (1)

Dr. Morton I. Hyson	Director	71	April 15, 2015 to Present (1) (2)

____________

(1)

This person serves in this position until the person resigns or is removed or replaced by a duly authorized action of the BOD or the shareholders. This person has been in the indicated position with the Company since the Company’s inception in February 2014, or since the date indicated, if not since inception.

(2)	This person is an independent director of the Company.

David E. Toomey, D.O., A.C.O.F.P., has been the Chief Executive Officer and director of Med-X since its inception in February 2014. He has been Executive Vice President and Director of PSH since its inception in December 2007. Dr. Toomey is a board-certified family physician specializing in family medicine, geriatric care, and hospice and palliative care for more than 20 years. He has served on the Physician Consultant Board of several fortune 500 insurance companies, where he was responsible for developing physician practice guidelines. He has participated in numerous phase 3 and 4 study protocols for several multi-national pharmaceutical companies. Dr. Toomey is currently the President of TDP Enterprises, LLC. Medical Group, a position he has held for the last 15 years. Dr. Toomey is a Medical Director for several hospice and palliative care organizations, a position he has held for the last 8 years. He continues to actively practice clinical medicine. Dr. Toomey attended Saint Joseph’s University in Philadelphia, Pennsylvania and graduated in 1991 from the Philadelphia College of Osteopathic Medicine.

Matthew A. Mills has been our Chairman of the Board, President and Chief Operating Officer since our inception in February 2014. He is also the Chairman, Chief Executive Officer, and President of PSH), positions he has held since January 2008. From July 2001 to June 2003, Mr. Mills was the Chief Operating Officer of Bidz.com Inc., an online auction company (“Bidz”). He began working for Bidz in 1998 where his responsibilities included operations, banking, marketing, investor relations, public relations, and business development. In January 2002, Mr. Mills was promoted to the position of Investor Relations Director of Bidz. From March 2001 to January 2002, Mr. Mills was the Vice President of Marketing for Bidz and was responsible for managing all areas of marketing for Bidz. From December 1995 to August 1998, Mr. Mills was a regional manager for Ford Motor Company in Los Angeles, California, where he was responsible for financing documentation, customer service and returned vehicle processing. From November 1993 to November 1995, he owned and operated Imports Plus, a private company that imported floral products from Mexico to Los Angeles, California. From June 1987 to September 1993, Mr. Mills was a wholesale auction manager for Sports Cars West Ltd. located in Reseda and Oceanside, California. Mr. Mills attended the University of Arizona from January 1983 until June 1986, where he concentrated in Psychology and Economics.

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Ronald J. Tchorzewski has been a director and Chief Financial Officer of Med-X since its inception in February 2014. He is also the Chief Financial Officer of PSH, a position he has held since June 2010. Mr. Tchorzewski has over 35 years of experience in financial accounting and reporting. He is currently the owner of CFO Consultancy in Escondido, California. Founded by Mr. Tchorzewski in 2009, CFO Consultancy is an independent consulting service providing chief financial officer level support, including business plan development, capital raising advice, and day-to-day accounting services to start-up and developmental stage companies. From 2008 to 2009, Mr. Tchorzewski was the chief financial officer and corporate controller of TV Magic, Inc., a full service technology company encompassing all aspects of systems design, engineering, procurement of equipment and materials, installation, testing, and maintenance of broadcast quality television, and audio visual installations located in San Diego, California. From 2005 to 2008, he was the chief financial officer and corporate controller of Framemax, Inc., a light gauge steel prefabricated panelized wall systems manufacturer and installer located in Poway, California. From 2003 to 2005, he was the chief financial officer and corporate controller of Skyriver Communications, Inc., a high-speed wireless broadband internet access and Wi-Fi solution provider located in San Diego, California. From 1999 to 2001 he was chief financial officer for Internet Appliance and iPolicy Networks which were startups in the Internet space. From 1996 to 1999 he was chief financial officer for SoloPoint, a consumer telephonic device company which was a publicly traded company. From 1993 to 1996 he was chief financial officer for ULTRADATA Corporation, a financial services software company which he managed through an IPO. From 1987 to 1993 he was Vice President and Corporate Controller for Cadence Design Systems, a public company which is a world leader in Electronic Design Automation software. Mr. Tchorzewski holds a master’s degree in business administration (finance) and a Bachelor of Science degree in business administration (accounting) from Seton Hall University.

Jennifer J. Mills has been a director, Executive Vice President and Corporate Secretary of Med-X since its inception in February 2014 and a director and Corporate Secretary of PSH since January 2011. From September 1993 to November 2000, Mrs. Mills worked for McNutt & Taylor, CPAs as a bookkeeper. Her duties included handling accounts payable, accounts receivable, and payroll, reconciling financial and bank statements, preparing month-to-date, quarter-to-date, and year-to-date financial reports, and corresponding with clientele. From June 1992 to September 1993, Mrs. Mills was a member of the accounting department for South Pacific Rehab Services (“SPRS”) in Encino, California. Her responsibilities at SPRS included assisting the Vice President, handling accounts payable, accounts receivable, and payroll and corresponding with therapists and rehab facilities. From March 1990 to June 1992, Mrs. Mills was the office manager of Park Place Management, where she was in charge of all rental agreements, accounts payable, accounts receivable, and payroll. Mrs. Mills received her bachelor degree in liberal studies with an emphasis in mathematics from California State University, Northridge in 1994. Jennifer Mills is the wife of Matthew Mills.

Nick Phillips has been the Chief Media Officer of Med-X, Inc. since September 19, 2019. In 2010, Nick became the Digital Marketing Director of PSH, and in 2015, the Vice President of Business Development for Med-X, Inc. Before working for PSH Nick started a boutique digital marketing agency called Bloczone that managed local and corporate business digital marketing efforts. From 2005 to 2009, Nick worked in Hollywood at GMT Studios and Raleigh Studios. It was there where he worked on numerous film, television, and commercial productions. Nick holds a bachelor's degree in English from Michigan State University.

Dr. Allan Kurtz has been a director of Med-X since April 15, 2015 and of PSH since January 2011. Dr. Kurtz is board certified in internal medicine and has owned and operated Allan Kurtz, a Professional Medical Corporation, since 1986. Dr. Kurtz received his medicine doctor degree from the College of Health Sciences in Des Moines, Iowa in 1980 and completed a rotating internship and an internal residency at Botsford General Hospital in Farmington Hills, Michigan in 1984. Since 1986, Dr. Kurtz has been the Medical Director of Warner Medical Center and the California Center of Longevity Medicine. He is also a long time member of the American Osteopathic College of Internal Medicine.

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Dr. Morton I. Hyson has been a director of Med-X since April 15, 2015. Since November 1990, Dr. Hyson has been in private practice as a Board Certified Neurologist in Las Vegas, Nevada. He is also a Clinical Assistant Professor at Touro University in San Francisco, California, where he has been teaching since September 2000. He also serves as a Clinical Associate Professor at the University of Nevada, School of Medicine, where he has been teaching since October 1993. He was a Neurologist in private practice in Arlington, Texas from 1983 until 1990, where he also served as a Clinical Associate Professor at the University of Texas, Southwestern Medical School in Dallas, Texas from October 1983 until October 1990. Dr. Hyson also served as the Medical Director of the Muscular Dystrophy Association in Las Vegas, Nevada from September 1991 until June 1993. Dr. Hyson earned a Bachelor of Arts in Music in 1992 from the Cleveland Institute of Music, Case Western Reserve University, after attending the University of Michigan from 1967 to 1969 in pre-medical studies. From 1972 until 1974, Dr. Hyson attended Cincinnati Conservatory of Music, where he studied Opera. Dr. Hyson returned to his medical studies in 1974 when he attended Columbia University from September 1974 until May 1975. He earned his M.D. from Wayne State University School of Medicine in 1979, and was an Intern in Internal Medicine at Sinia Hospital of Detroit from 1979 until 1980. Dr. Hyson did his Neurology Residency at McGill University, Montreal Neurological Hospital from 1980 to 1983. He is certified by the American Board of Psychiatry and Neurology and the National Board of Medicine Examiners. His professional affiliations include the American Medical Association, the American Academy of Neurology, the American Academy of Neurological and Orthopedic Surgeons, the American Headache Society, the Clark County Medical Society, the Nevada State Medical Association and the Conroe Regional Medical Center. Dr. Hyson is the inventor and grantee of three patents in the medical field issued by the United States Office of Patents and Trademarks, which he has licensed to Pacific Shore:

DEVICE AND METHOD FOR TREATMENT OF HEADACHE

Patent Number 5,700,238

Date Granted: December 23, 1997 – United Stated Patent Office

MEDICATED WRAP

Patent Number 6,313,370 B1

Date Granted: November 6, 2001 - United Stated Patent Office

MEDICATED WRAP

Patent Number: 7186260

Date Granted: March 6, 2007 - United Stated Patent Office

Fred Dashiell, Jr. has been a director of PSH since June 2011 and the chairman of the Company’s Audit Committee since its formation in 2012. Mr. Dashiell has been an adjunct professor at Chapman University in Orange, California since 2010 and a visiting scholar at the University of California at Los Angeles in Los Angeles, California since 2007. From 2000 to 2009, he was a senior computer scientist at MindBox, Inc., a software technology company located in Greenbrae, California. From 1995 to 2000, Mr. Dashiell was a computer scientist at Brightware, Inc., an artificial intelligence company located in Novato, California. From 1984 to 1995, Mr. Dashiell worked and consulted for Inference Corporation, a software technology company. From 1981 to 1984, he was a principal member of the technical staff of Citicorp, Transaction Technology, Inc. From 1977 to 1981, Mr. Dashiell was a senior research scientist with R and D Associates. From 1975 to 1977, Mr. Dashiell was a Bateman Research Instructor in mathematics at the California Institute of Technology. From 1973 to 1975, he was an adjunct assistant professor in mathematics at the University of California at Los Angeles in Los Angeles, California. Mr. Dashiell received a Bachelor of Science degree in physics from the University of North Carolina at Chapel Hill in 1963 and a Ph.D. in mathematics from the University of California at Berkeley in 1973.

Administrative Order and Settlement with State Securities Commissions

In July 2011, the Pennsylvania Securities Commission issued a Summary Order to Cease and Desist against PSH and our President, Matthew Mills. The Summary Order directed respondents to cease from making telephone solicitations to persons with whom they did not have a pre-existing business relationship. We achieved a settlement with the Commission which resulted in the Summary Order being rescinded on November 22, 2011.

On August 7, 2013, the California Department of Business Oversight issued a Desist and Refrain Order (the “Order”) against PSH and Matthew Mills. The Order asserted that in June 2011, the respondents had offered shares from the State of California by calling a person with whom they did not have a pre-existing relationship. Respondents believe that this Order stems from the same facts as the Pennsylvania Order that was rescinded. The California Order stated that the respondents were to cease and desist from further offer or sale of securities in the State of California until qualification is made or unless the offer and sale are exempt from qualification. In October 2013, PSH commenced a private placement of common stock in compliance with Rule 506(c) of Regulation D of the Securities Act of 1933, as amended, which is exempt from qualification in California and permits general solicitation.

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Administrative Order for Temporary Suspension by Securities and Exchange Commission

The Company received a certified letter on September 22, 2016 which was dated September 16, 2016 from the Securities and Exchange Commission (“SEC”). This letter issued an Order Temporarily Suspending Exemption of the Company’s Regulation A+ Offering due to the Company not filing its 2015 Annual Report on Form 1-K by April 30, 2016. On September 20, 2016, the Company filed its 2015 Annual Report on Form 1-K and 2016 Semiannual Report on Form 1-SA with the SEC, which acknowledged them. The Company requested that the suspension be lifted and the offering reinstated since the appropriate filings were made by us and received by the SEC. The Company opposed the SEC’s request for a permanent suspension. A hearing on the matter was held in January 2017 and January 25, 2017 and post-hearing briefings were completed in April 2017. No claims for damages, rescission or relief other than a permanent suspension were asserted by the SEC. The suspension order was vacated by a SEC Administrative Law Judge on May 8, 2017, and the time for an appeal of the favorable ruling has expired. Nevertheless, the SEC may still file a separate enforcement action against the Company because of the late filing, even though we promptly filed the report on September 20, 2016, once we realized it was late.

Settlement Agreement with the California Department of Business Oversight

In May 2017, the Company was verbally informed by the California Department of Business Oversight (“DBO”) that a former employee of the Company, Arthur Avanesov (“Avanesov”), had been the subject of a Desist and Refrain Order by the DBO in July 2010. We had no knowledge of Mr. Avanesov’s Order when we hired him on April 1, 2015. We also discovered that the hearing Order documents were not publicly available on any of the DBO’s web sites. Thus, the Company did not have knowledge of Mr. Avanesov’s past hearing decision or Final Order. We believe we can demonstrate reasonable care in conducting our due diligence of Mr. Avanesov.

Initially, the DBO requested that we consent to an order covering the omission of Mr. Avanesov’s Order in our disclosure documents. We declined because we did not believe it was legally required (he was not an officer or director), we were unaware of the Order, and we did not want to risk triggering an SEC disqualification from the exemptions under Regulation A+ or Regulation D for being deemed a “bad actor” pursuant to Rules 262 and 506 under these Regulations.

The Company and the DBO continued to discuss the merits of the matter. The DBO eventually indicated it was not their intent to trigger any “bad actor” disqualification, and that litigating the matter would be time-consuming, costly and uncertain. On September 1, 2017, a voluntary Settlement Agreement was entered into by the Company and the DBO, avoiding an Order. In the Settlement Agreement, the Company agreed not to violate Section 25401 of the California Corporations Code, which governs disclosures in selling securities within California. This Settlement Agreement became effective on September 6, 2017 when it was signed by the DBO Commissioner. The Company terminated Mr. Avanesov’s employment on June 3, 2017. See our Report on Form 1-U, dated September 7, 2017.

Compensation of Executive Officers

During the Company’s fiscal year ended December 31, 2020, the Company and its wholly owned subsidiary, PSH, paid the following compensation to their current executive officers (update table):

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)

Dr. David E. Toomey	Chief Executive Officer	$75,000	$0	$75,000

Matthew A. Mills	President and Chief Operating Officer	$211,552	$46,010	$257,562

Ronald J. Tchorzewski	Chief Financial Officer	$166,233	$0	$166,233

Jennifer J. Mills	Executive Vice President of Human Resources and Corporate Secretary	$164,991	$9,998	$174,989

Nick Phillips	Chief Media Officer	$129,583	$0	$129,583

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Employment Agreements

We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future. A stock incentive program for our directors, executive officers, employees and key consultants has been established.

Stock Option Plan

On May 2, 2016, the Company adopted its 2016 Stock Incentive Plan (the “Plan”). The Plan allows the Company to offer stock options or restricted shares of common stock subject to specified vesting conditions to employees, directors, consultants and members of the BOD. Under the Plan, the maximum number of shares that may be issued is 10,000,000 shares. The term of the options may not exceed 10 years from the date of grant. As of grant date, 37.8% of the stock options vested on the grant date and the remaining portion (62.2%) of the stock options vested quarterly thereafter in accordance with individual option grants. The grants were made to thirteen employees, two independent directors and three consultants. The exercise price of the stock options is $0.60 per share for 3,145,000 of them and $0.66 per share for 1,000,000 of them. As of December 31, 2017, the aggregate grant date fair value of the options was $617,359 and the aggregate amount expensed during the year was $150,362. During 2017, 115,000 options were forfeited and cancelled due to two employees leaving the Company and choosing to not exercise their options. During 2018, 50,000 options were granted to a newly appointed member of the BOD. These options do not begin to vest until June 2019. During 2019, no new stock options were granted. During 2020 250,000 options were forfeited and cancelled due to an employee leaving the Company and choosing to not exercise their options.

The FV of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each applicable period.

(1) Risk-free interest rate - Risk-free interest rate was based on the US Treasury bond yield for a similar duration, as of the day of grant.

(2) Volatility - Volatility was based on the volatility of the Company, analyzed over historical weekly share prices for one year immediately prior to the day of grant.

(3) Dividend yield - Dividend yield was estimated by the Company based on its expected dividend policy over the contractual life of the options.

(4) FV of the ordinary shares - When estimating the FV of the ordinary shares on the grant dates, management used the pricing in the most recent financing activities.

The following is a summary of the Company’s stock option activity for the year ended December 31, 2020:

		Weighted
		Average	Aggregate
	Options	Exercise	Intrinsic
	Outstanding	Price	Value

Outstanding at December 31, 2019	3,930,000	$0.61	$-
Granted	0	$0.61
Canceled	250,000	$0.61
Exercised	-
Outstanding at December 31, 2020	3,680,000	$0.61
Exercisable at December 31, 2020	3,655,000	$0.61

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The number and weighted average exercise prices of all options outstanding as of December 31, 2019, are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	Dec 31, 2020	Price	(Years)

$0.66	1,000,000	$0.66	2.3
$0.60	2,680,000	$0.60	6.3
	3,680,000	$0.62	4.9

The number and weighted average exercise prices of all options outstanding as of December 31, 2018, are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	31-Dec-19	Price	(Years)

$0.66	1,000,000	$0.66	3.3
$0.60	2,930,000	$0.60	7.3
	3,930,000	$0.62	5.9

Warrants

During 2017 the Company issued 71,944 warrants under an Agreement with a third-party platform as part of its compensation for handling the Regulation A+ investor activity. The number of warrants were calculated based upon the number of investors during each period. The exercise price of the warrants is at $.60 per share. Since the warrants were issued in connection with raising equity there was no income statement impact of the issuance of the warrants as the entry to record the warrants at their fair value of $18,516, was a debit to Additional Paid in Capital with the credit offset to Additional Paid in Capital.

The fair value of the warrants was computed using the same assumptions described in the discussion of Stock Based Compensation Expense. These warrants are plain vanilla warrants and are classified as equity as there is no reset or other provisions to affect their classifications.

Board of Directors

Our BOD currently consists of seven directors. Three of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our BOD in the future, to serve on our planned committees.

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Committees of the Board of Directors

We plan to establish an audit committee, compensation committee and a nominating and governance committee. Until such committees are established, matters otherwise addressed by such committees will be acted upon by independent directors, who will advise the whole BOD in the course of seeking authorization for any proposed resolutions, or for general reports and recommendations. The following is a brief description of our contemplated committees.

Audit Committee. We plan to establish an audit committee consisting of members considered to be independent as defined in Rule 4200 of FINRA’s listing standards and who meet the applicable FINRA listing standards for designation as an “Audit Committee Financial Expert.” Currently management does not believe that it has an independent director who qualifies as a financial expert to form the planned audit committee. Our BOD also plans to adopt a written charter of the audit committee. The functions of the audit committee will include:

•	meeting with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	engaging and pre-approving audit and non-audit services to be rendered by our independent auditors;

•	recommending to the BOD the engagement of our independent auditors and oversight of the work of the independent auditors;

•	reviewing our financial statements and periodic reports and discussing the statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters; and

•	administering and discussing with management and our independent auditors our code of ethics.

Compensation Committee. We plan to establish a compensation committee. The functions of the compensation committee will include:

•	reviewing and, as it deems appropriate, recommending to the BOD, policies, practices and procedures relating to the compensation of our directors and executive officers and the establishment and administration of certain employee benefit plans;

•	exercising authority under certain employee benefit plans; and

•	reviewing and approving executive officer and director indemnification and insurance matters.

Corporate Governance and Nominating Committee. We plan to establish a corporate governance and nominating committee. The functions of the corporate governance and nominating committee will include:

•	developing and recommending to the BOD our corporate governance guidelines;

•	overseeing the evaluation of the BOD;

•	identifying qualified candidates to become members of the BOD;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected); and

•	selecting candidates to fill vacancies on the BOD.

Director Compensation

We currently do not pay our directors any compensation for their services as board members. Upon completion of this offering, we plan to pay our non-employee directors $100 per board meeting attended in person or telephonically. In addition, we plan to compensate members of certain of our board committees as follows: (i) each independent member of the compensation committee will receive $100 per meeting and (ii) each independent member of the compensation and governance committee will receive $100 per meeting.

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Limitation of Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit such indemnification.

We intend to enter into separate indemnification agreements with its directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will provide that we will indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Amendment of Certificate of Incorporation and Bylaws

Under the Nevada law, a corporation’s certificate of incorporation can be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. Our Certificate of Incorporation, as amended, does not require a larger percentage affirmative vote. As is permitted by Nevada law, our bylaws give our board of directors the power to adopt, amend or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend or repeal our bylaws.

Item 4. Security Ownership of Management and Certain Securityholders

Principal Shareholders

The following table sets forth the beneficial ownership of our common shares as of December 31, 2020 reflected in this Annual Report on Form 1-K for each person or group that holds more than 5% of our common shares, for each director and executive officer of the Company and for the directors and executive officers of the Company as a group. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

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Each person or entity has an address in care of our principal executive offices at 8236 Remmet Avenue, Canoga Park, California 91304.

Name and Position of Beneficial Owner	Shares Beneficially Owned as of December 31, 2020
	Number (1)		Percent
Matthew Mills, Chairman, President and Chief Operating Officer	140,463,184	(2)(4)	56.4%

Ronald Tchorzewski, Chief Financial Officer and Director	5,000,000	(5)	2.0%

Jennifer Mills, Corporate Secretary, Executive Vice President and Director	(3	)(4)	(3	)(4)

Dr. David Toomey, Chief Executive Officer and Director	4,016,195	(6)	1.6%

Nick Phillips, Chief Media Officer (10)	*		*

Dr. Allan Kurtz, Director (7)	*		*

Dr. Morton I. Hyson, Director (8)	*		*

Fred Dashiell, Jr., Director (9)	*		*

All directors and executive officers as a group (eight persons)	151,054,379	(11)	60.6%

___________

*Represents less than 1% of our outstanding common shares.

(1)	Total issued and outstanding shares as of December 31, 2020 was 120,280,640

(2)

These shares are owned jointly with Jennifer Mills, the wife of Matthew Mills, under applicable community property laws. Reflects 10,000 shares of Series A Preferred Stock owned by Matthew Mills conferring on him the right to vote 51% of the total outstanding shareholder voting power, plus 3,528,267 shares of outstanding voting common stock owned by him. Mr. Mills is our Chairman, President and Chief Operating Officer. These shares are owned jointly with Jennifer Mills, the wife of Matthew Mills, under applicable community property laws.

(3)	Jennifer Mills is the wife of Matthew Mills and may be deemed to be a beneficial owner of the shares of our common stock owned by him.

(4)	Does not reflect 10,000 shares of Series A Preferred Stock which confers to Mills voting control over 51% of total issued and outstanding voting stock.

(5)	Does not include vested stock options to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $0.66 per share, exercisable until May 2, 2026.

(6)	Does not include vested stock options to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026.

(7)	Does not include vested stock options to purchase up to 500,000 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026.

(8)

Does not include vested stock options to purchase up to 46,663 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 3,337 unvested stock options vesting during 2019, with the same terms as the vested stock options.

(9)

Does not include vested stock options to purchase up to 28,000 shares of the Company’s common stock at an exercise price of $0.60 per share, exercisable until May 2, 2026, and an additional 2,000 unvested stock options vesting during 2019, with the same terms as the vested stock options.

(10)

Mr. Dashiell was granted 50,000 options of the Company’s common stock at an exercise price of $0.60 per share, in July 2018 when he accepted a position on the BOD. These options vest 25% on the first anniversary of his Board appointment and 25% annually on his anniversary over the remaining three years exercisable until June 30, 2028.

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Item 5. Interest of Management and Others in Certain Transactions

The Company leases its property for its offices and facilities from affiliates on a month-to-month basis at no cost except payments of the utility costs at the 600 square foot Cannabis research and cultivation center. It subleases and shares office space at no cost with PSH, a stockholder and affiliate of Med-X. It subleases the research and cultivation center from Matthew Mills, the President and Chief Operating Officer of Med-X. Mark J. Richardson, the Company’s special counsel, is a partner of Richardson & Associates, which performs legal services for Med-X as outside legal counsel. Mr. Richardson owns five million shares of the founder’s common stock of Med-X. For further details, please see “Related Party Transactions” in Item 7 “Financial Statements” (Note 6) of this Annual Report.

Item 6. Other Information

In December 2019, a novel strain of coronavirus, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread to multiple countries, including the US. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the pandemic has resulted in quarantines, travel restrictions, and the temporary closure of office buildings and facilities in the United States. The state of California, where the Company is headquartered, has been affected by COVID-19.

Our business and services and results of operations have been adversely affected and could continue to be adversely affected by the COVID-19 pandemic. The pandemic impacted the Company’s business development and disrupted or delayed the Company’s current mine projects and services to its clients, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on the Company’s ability to conduct its business in the ordinary course. Quarantines, travel restrictions, shelter-in-place and other restrictions related to COVID-19 have impacted the Company’s abilities to visit mines in Mexico and in Asian counties as well as to meet with potential clients and mine owners for the Company’s consulting business and for the Company’s own investment in mine projects. The Company’s clients that are negatively impacted by the outbreak of COVID-19 may cancel or suspend their mine acquisition projects, which in turn will reduce their demands for the Company’s services and materially adversely impact the Company’s revenue.

The global economy has also been negatively affected by COVID-19 and there is continued uncertainty about the duration and intensity of its impacts. The U.S. and global growth forecast is extremely uncertain, which could seriously affect people’s investment decision. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing the Company’s ability to access capital, which could negatively affect the Company’s liquidity.

In February 2020 the Company terminated its Posting Agreement with StartEngine Crowdfunding, Inc. where the Company’s initial as well as second Regulation A+ Offering was hosted. In light of this event the Company launched its own platform for Crowdfunding.

In May 2019 the Company entered into a Letter of Intent with a potential acquisition target. The acquisition cost will be comprised of cash, assumption of debt and issuance of Company common stock. The acquisition was targeted to close by the end of 2019. In April 2020 the Company filed a Form 1-U related to the termination of its Letter of Intent dated May 2019 with aforementioned acquisition target.

As of March 31, 2021, the Company sold 729,027 common shares in its Regulation A+ Offering and 1,311,000 common shares in its private placement. An Executive of the Company participated by selling 58,322 shares of his common shares. The Company received net proceeds of $1,369,822 from these offerings.

40

Item 7. Financial Statements

MED-X, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

41

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Prager Metis CPAs LLP ___________ 2381 ROSECRANS AVENUE SUITE 350 EL SEGUNDO, CA 90245 T 310.207.2220 F 310.207.0556 www.pragermetis.com

To the Shareholders’, Audit Committee, Board of Directors and Management

Med-X, Inc.

Opinion on the financial statements

We audited the accompanying consolidated balance sheets of Med-X, Inc. (“the Company”) as of December 31, 2020 and 2019 and the related consolidated statements of operations and stockholders’ equity, and cash flows for years then ended and the related notes (collectively referred to as “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements were prepared assuming the Company will continue as a going concern. As discussed in Note 11 to the financial statements, as of December 31, 2020, the Company had recurring losses from operations and an accumulated deficit. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. See Critical Audit Matters below.

Basis of Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Med-X, Inc April 28, 2021 Page 2 of 2

Critical Audit Matters

The critical audit matters (CAMs)communicated below are matters arising from the 2020 audit of the Company’s financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of CAMs does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the CAMs below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going concern- Refer to Note 11 to the financial statements, as well as Going Concern explanatory paragraph above

Critical Audit Matter Description:

The Company incurred recurring losses from operations and has accumulated deficit as of December 31, 2020.

How the critical audit matter was addressed in the audit

Our principal procedures to address this matter were:

Obtained cash flow forecast from the Company, performed audit procedures to evaluate the reasonableness of the forecast by comparing to historical financial statements. In addition, we tested cash raised by subsequent sale of shares under the current offering documents.

Obtained subsequent sales information and agreed to shipping records.

/S/Prager Metis, CPA’s LLP

April 28, 2021

El Segundo, California

42

MED-X, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2020 AND 2019

	2020	2019
ASSETS
Current Assets
Cash and equivalents	$752,823	$219,983
Restricted cash	-	5,000
Trade receivables	150,929	53,502
Inventory	625,473	603,198
Advance to suppliers	30,000	90,335
Right of use asset, net	-	148,437
Lease deposit	56,324	56,324
Prepaid rent	9,430	9,430
Prepaid expenses	6,392	-
Intercompany	-	-
Total Current Assets	1,631,371	1,186,209

Property and Equipment, Net	81,971	189,645

Right of use asset, net	1,357,647	-
Other Assets
Trademark, net	10,161	11,590
TOTAL ASSETS	$3,081,150	$1,387,444

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$352,317	$496,659
Lease liability	189,523	165,697
Accrued employee related payables	97,998	169,545
Short-term loan payable	-	26,130
PPP Loan	305,000
Line of credit	85,210	23,104
Current portion of long term note payable	8,053	31,040
Total Current Liabilities	1,038,101	912,175
Long Term Liabilities
Long term lease liability, net of current portion	1,145,135	-
Long term note payable, net of current portion	11,438	22,715
Total Long Term Liabilities	1,156,573	22,715

Total Liabilities	2,194,674	934,890

Stockholders' Equity
Preferred stock (no par value; 10,000,000 shares authorized;
(10,000 shares issued and outstanding)	-	-
Common stock (no par value; 300,000,000 shares authorized;
(120,280,640 and 110,690,966 shares issued and outstanding
as of December 31, 2020 and 2019)	120,280	110,691
Additional paid in capital	13,165,374	9,691,032
Accumulated deficit	(12,399,178)	(9,349,169)
Total Stockholders' Equity	886,476	452,554

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,081,150	$1,387,444

The accompanying notes are an integral part of these consolidated financial statements.

43

MED-X, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019

Sales	$1,033,750	$801,874
Cost of Goods Sold	711,820	551,141
Gross Profit	321,930	250,733

General and Administrative Expenses

Selling & Marketing	789,439	702,285
Personnel & Outside Services	1,634,678	1,965,691
Non-cash Compensation	1,985	43,820
General and Administrative	936,106	1,994,482
Total Operating Expenses	3,362,208	4,706,278

(Loss) from Operations	(3,040,278)	(4,455,545)

Other Income/(Expense)
Debt Extinguishment	-	428,044
Interest Expense	(9,731)	(2,237)
Total Other Income (Expense)	(9,731)	425,807

(Loss) Before Income Taxes	(3,050,009)	(4,029,738)

Net (Loss)	$(3,050,009)	$(4,029,738)

(Loss) per Share --	$(0.03)	$(0.04)

Basic Weighted Average Shares Outstanding	114,203,280	107,094,054

The accompanying notes are an integral part of these consolidated financial statements.

44

MED-X, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2020 AND 2019

	Common	Common	Additional Paid	Accumulated	Total
	Shares	Stock	in Capital	(Deficit)	Equity

Balance at December 31, 2018	102,969,086	$102,969	$5,936,962	$(5,319,431)	$720,500

Shares issued for cash	7,657,877	7,658	4,762,923	-	4,770,581

Shares repurchased	(70,163)	(70)	(56,060)	-	(56,130)

Offering Costs	-	-	(997,215)	-	(997,215)

Consulting services for equity raise	134,166	134	(134)	-	-

Stock Option Non-Cash Compensation	-	-	43,820	-	43,820

Fair value of rental from shareholder	-	-	736	-	736

Net Loss	-	-	-	(4,029,738)	(4,029,738)

Balance at December 31, 2019	110,690,966	$110,691	$9,691,032	$(9,349,169)	$452,554

Shares issued for cash	6,678,606	6,679	4,353,700	-	4,360,378

Shares repurchased	(140,264)	(140)	(112,071)	-	(112,211)

Offering Costs	-	-	(816,957)	-	(816,957)

Consulting services for equity raise	2,988,332	2,988	(2,988)	-	-

Stock Option Non-Cash Compensation	-	-	1,985	-	1,985

Fair value of prepaid rent to landlord	62,500	60	49,940		50,000

Fair value of rental from shareholder	-	-	736	-	736

Net Loss	-	-	-	(3,050,009)	(3,050,009)

Balance at December 31, 2020	120,280,140	$120,278	$13,165,377	$(12,399,178)	$886,476

The accompanying notes are an integral part of these consolidated financial statements.

45

MED-X, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019

Cash flows (used in) operating activities:
Net (loss)	$(3,050,009)	$(4,029,738)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Stock option grant	1,985	43,820
Depreciation and amortization	115,398	136,598
Fair value of rent borne by shareholder	736	736
Other	7,252	17,260
Changes in operating assests and liabilities:
Trade receivables	(97,427)	17,141
Other receivables	-	2,557
Prepaid expenses	(6,392)	21,000
Inventory	(22,275)	(39,771)
Advance to suppliers	60,335	(40,925)
Accounts payable	(144,431)	(281,699)
Accrued expenses	(9,284)	(25,716)
Accrued employee salary and benefits	(89,314)	38,514
Sales tax payable	942	(34)
Net cash (used in) operating activities	(3,232,484)	(4,140,257)

Cash flows from investing activities:
Intercopmpany loan receivable	-	-
Cash payments for the purchase of property	(3,796)	(5,961)
Net cash (used in) investing activities	(3,796)	(5,961)

Cash flows from financing activities:
Common stock issued for cash net of offering costs	3,543,421	3,772,883
Loan payable	305,000	-
Purchase of shares	(112,211)	(56,130)
Principal payments on debt	(34,196)	(27,603)
Borrowing (repayment) of line of credit	62,106	(32,859)
Net cash provided by financing activities	3,764,120	3,656,291

Net (decrease) increase in cash and equivalents	527,840	(489,927)
	-	-
Cash and equivalents at beginning of year	224,983	714,910

Cash and equivalents at end of year	$752,823	$224,983

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:	$-
Cash paid during the year for:
Income Tax	$1,600	$1,600
Interest	$-	$-
Non-cash transactions:
Issuance of shares for Prepaid rent	$50,000	$-
Right of use asset- investing activity	$1,357,647	$346,353
Lease Liability - financing activity	$1,334,658	$358,446

The accompanying notes are an integral part of these consolidated financial statements.

46

Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

NOTE 1 - Nature of Operations

Organization and Description of Business

Med-X, Inc. (“Med-X”, “we”, “us”, “our”, or the “Company”) is a Nevada corporation formed in February 2014 and is engaged in green scene product development, distribution, and marketing. Our business is expected to expand significantly since our merger with Pacific Shore Holdings, Inc. (“PSH” or “Pacific Shore”), our affiliate, on April 16, 2018.

The Company and PSH developed a series of proprietary natural “green” branded products under our product names: Nature-Cide®, Thermal-Aid®, Home Spa™ and Malibu Brands. Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries, including professional pest control, Turf, janitorial, hospitality, transportation and agriculture, and the Cannabis and Hemp cultivation and products industries. Thermal-Aid®, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for painful ailments affecting adults, children and animals. Nature-Cide® and Thermal-Aid® are distributed through ecommerce platforms and through national and international distribution outlets positioned around the United States (US) and Asia.

Home Spa Shower Sprays are essential oil-based products distributed through various ecommerce platforms.  Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries such as professional pest control, sanitation, hospitality, transportation and agriculture, including Cannabis cultivation. Nature-Cide® and Thermal-Aid® brands are distributed through ecommerce platforms as well as by national distribution firms in the US, with international capability. Home Spa Shower Sprays are an essential oil-based product distributed through ecommerce platforms. Malibu Brands are all-natural essential oils, including Hemp and CBD oil products, designed to treat a variety of ailments and are still in the development stage. The Company also operates the MJT Network® through the Company’s online media platform, www.marijuanatimes.org, which publishes Cannabis media content to generate revenue from advertisers and traffic optimizing venues. The network includes smart phone and tablet applications and publishes a daily news video through social and news applications. Med-X also plans to cultivate high quality custom-bred Cannabis primarily for sale for medicinal use to treat aliments or their symptoms such as pain, sleep deprivation, appetite disorders, and neurological conditions. As these core businesses evolve, we will seek to develop and monetize (i) techniques for the recognition and extraction of Cannabis compounds for the medical industry, and (ii) a cost-effective pharmacy automation system for the pharmaceutical and Cannabis industries.

47

Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements (“CFS”) present the accounts of Med-X and PSH. Med-X and PSH were entities under common control until April 2018. Accordingly, CFS are presented at historical cost.  All inter-company transactions and balances are eliminated in consolidation.

Principles of Reporting

This summary of significant accounting policies of Med-X, Inc. is presented to assist in understanding the CFS.  The financial statements and notes are representations of the Company's management which is responsible for the integrity and objectivity of the financial statements.  These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to allowance for doubtful accounts, inventory valuation, the useful lives and recoverability of long-lived assets, stock-based compensation and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The Company’s actual results may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 “Revenue Recognition in Financial Statements”

Revenue from sale of goods under Topic 606 in a manner that reasonably reflects the delivery of its services to customers in return for expected consideration and includes the following elements:

●	executed contract(s) with our customers that we believe is legally enforceable;

●	identification of performance obligation in the respective contract;

●	determination of the transaction price for each performance obligation in the respective contract;

●	allocation the transaction price to each performance obligation; and

●	recognition of revenue only when the Company satisfies each performance obligation.
●

Revenue from sale of goods is recognized when the customer obtains control of the goods, which happens when the goods are shipped to the customer and no other obligation exits. Web based sales are recognized when the customer receives the goods. The Company does not provide unconditional return or other concessions to the customer. The Company’s sales policy allows for the return of unopened products for cash after deducting certain service and transaction fees. As alternatives for the product return option, the customers have options of asking an exchange of the products with same value

Cash and Equivalents

For purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or penalties, and certificates of deposit with original maturities of 90 days or less to be cash equivalents.  There were no cash equivalents at December 31, 2020 or 2019.

Inventory

Inventory consists mainly of finished goods which are to be valued at the lower of cost or market method.

48

Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

Property and Equipment

At December 31, 2020 and 2019, property and equipment consists of software, laboratory building improvements on leased land and related furniture and equipment and are stated at cost.  The Company depreciates the cost of property and equipment using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Years
Software and Website	5
Furniture and Equipment	3
Building Improvements	Lease term
Capital Leases – Vehicle	Lease term

Expenditures for maintenance and repairs are expensed as incurred.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases, including operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Offering Costs

Costs incurred in connection with raising capital by the issuance of common stock are recorded as contra equity and deducted from the capital raised.

Impairment of Long Lived Assets

FASB ASC Topic 360, “Property, Plant, and Equipment,” requires long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value (“FV”). The Company did not record any impairment to long-lived assets as of December 31, 2020 or 2019.

49

Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The Company follows FASB ASC Topic 820, “Fair Value Measurements and Disclosures” for the accounting for financial assets and financial liabilities and items that are recognized or disclosed at FV in the financial statements on a recurring basis, at least annually. This standard provides a single definition of FV and a common framework for measuring FV as well as new disclosure requirements for FV measurements used in financial statements. FV measurements are based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction costs and are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure FV, the Company would use the most advantageous market, which is the market that the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a FV measurement.

The Company follows the FASB issued amendments to the accounting standards related to the measurement of liabilities that are routinely recognized or disclosed at FV. This standard clarifies how a company should measure the FV of liabilities, and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. The FV accounting standard creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for FV measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The Company did not have any assets or liabilities to measure at FV as of December 31, 2020 or 2019.

Stock Based Compensation

The Company records stock-based compensation as an expense net of the estimated impact of forfeited awards. As such, the Company recognizes stock-based compensation cost only for those stock-based awards that are estimated to vest over their requisite service period, based on the vesting provisions of the individual grants. The cumulative effect on current and prior periods of a change in the estimated forfeiture rate is recognized as compensation cost in earnings in the period of the revision. Stock based compensation for 2020 and 2019 was $1,985 and $43,820, respectively.

50

Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

Accounts Receivable

All accounts receivable are trade related. The Company’s management believes there was no need for an allowance for doubtful accounts as of December 31, 2020 or 2019.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded on management’s best estimate of collection.

Restricted Cash

The Company has funds held in escrow by an Escrow Agent received from the Company’s Regulation A+ Offering. As of December 31, 2020, the Company had $0 and $5,000 as of December 31, 2019. These funds were held by the Escrow Agent and fluctuate based upon investment disbursements received from the Regulation A+ Offering.

Basic and Diluted Net Loss Per Share

Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no dilutive securities during the years ended December 31, 2020 or 2019.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact this standard will have on its CFS.

51

Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistent application among reporting entities. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company is evaluating the impact this update will have on its CFS. Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (“SEC”) did not or are not believed by management to have a material impact on the Company’s present or future CFS.

NOTE 3 – Property and Equipment

Property and equipment are summarized by major classifications as follows as of December 31, 2020 and 2019:

	2020	2019
Buildings & improvements	$337.806	$334,010
Furniture & equipment	318,553	313,553
Software	166,513	166,513
Vehicles	152,574	152,574
Total Assets	975,446	971,650
Less: Accumulated depreciation	893,473	782,005
	$81,971	$189,645

NOTE 4 – Income Taxes

The provision (benefit) for income taxes consists of the following components for 2020 and 2019:

	2020	2019
Current	$-0-	$-0-
Deferred	-0-	-0-
	$-0-	$-0-

The effective income tax rate for the years ended December 31, 2020 and 2019 consisted of the following:

	2020	2019
Federal statutory income tax rate	(21.00)%	(21.00)%
State income taxes-net	(6.90)%	(6.90)%
Valuation allowance	27.90%	27.90%
Permanent difference	0.00%	0.00%
Net effective income tax rate	0.00%	0.00%

The Company’s total deferred tax asset, deferred tax liabilities, and deferred tax asset valuation allowance as of December 31, 2020 and 2019 were as follows:

	2020	2019
Net operating loss carryforward	$9,340,140	$8,248,798
Less: valuation allowance	(9,340,140)	(8,248,798)

Net Deferred tax assets	-	-

The deferred tax asset was based upon a net operating loss (NOL) carryforward of approximately $26,722,000 as of December 31, 2020 as we will file a consolidated return for 2020. The consolidated return for 2019 has been filed. These NOLs are subject to separate return limitations. Realization of the future tax benefits related to the deferred tax asset is dependent upon many factors, including the Company’s ability to generate future taxable income. Due to the uncertainty of future earnings, management is unable to predict whether the deferred tax asset will be realized and, accordingly, has recorded a full valuation allowance against this asset. The Company can utilize its NOL carryforward in the future. The NOL carryforward indefinitely.

The federal and state income tax returns of the Company for 2020 and 2019 are subject to examination by the Internal Revenue Service, generally for three years and California Franchise Tax Board for four years after they were filed. The Company's tax returns for the period from December 31, 2017 to December 31, 2019 are open for assessment.

The Company took no uncertain tax positions at December 31, 2020 or 2019.

NOTE 5 – Lease and Commitments

The Company conducts its operations from facilities in Canoga Park, California that initially leased under a five-year lease which expired September 14, 2020. The Company renewed its lease for an additional five-year term which expires September 14, 2025. The lease is subject to an annual adjustment based upon an increase in the Consumer Price Index in the Los Angeles Area.

52

Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

The following is a schedule of future annual minimum rental payments required under the above operating lease as of December 31, 2020:

Year	Amount

2021	$273,933
2022	$296,386
2023	$332,312
2024	$372,728
2025	$309,858

Rent expense in 2020 and 2019 was $268,902 and $267,052.

The Company also entered into a five-year lease for approximately 600 square feet of land from one of its Executives on which the Company constructed its test facility. The Company is currently leasing 600 square feet of land on a month-to-month basis under the same terms as the original lease. The Company’s cost for the use of the land is that it pays the utilities for to the property. The Company accounted for the FV of the rent separately in these CES (See Note 6 below).

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which establishes a Right of Use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms longer than 12 months. Effective January 1, 2019, the Company adopted the provisions of Topic 842 using the alternative modified transition method, with a cumulative effect adjustment to the opening balance of accumulated deficit on the date of adoption, and prior periods not restated, as allowed under the provisions of Topic 842. The Company also elected to use the practical expedients permitted under the transition guidance of Topic 842, which provides for the following: the carryforward of the Company’s historical lease classification, no requirement for reassessment of whether an expired or existing contract contains an embedded lease, no reassessment of initial direct costs for any leases that exist prior to the adoption of the new standard, and the election to consolidate lease and non-lease components. The Company also elected to keep all leases with an initial term of 12 months or less off the balance sheet.

As of December 31, 2020, the Company recorded $1,357,647 of ROU assets and $1,334,658 of lease liabilities primarily relating to rentals of space for our corporate offices under operating lease. In addition, the Company recorded a cumulative adjustment of rent expense of $24,511. As part of the Company’s lease renewal the Company issued 62,500 shares of its common stock to the landlord at $.80 per share for a Fair Value of $50,000. This amount is being amortized over the life of the lease renewal which is 5 years.

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Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

The weighted average remaining lease term for the Company’s operating leases was 4.75 years as of December 31, 2020 and the discount rate for those leases was 6.75%, which is the Company’s incremental borrowing rate. The Company’s operating lease expenses are recorded within general and administrative expenses.

As of December 31, 2019, the Company recorded $346,353 of ROU assets and $358,446 of lease liabilities upon adoption, primarily relating to rentals of space for our corporate office lease under operating lease. In addition, the Company recorded a cumulative adjustment of rent expense of $17,260.

The weighted average remaining lease term for the Company’s operating leases was 0.75 years as of December 31, 2019 and the discount rate for those leases was 6.6%, which is the Company’s incremental borrowing rate. The Company’s operating lease expenses are recorded within general and administrative expenses.

As of December 31, 2020, the ROU asset was $ 1,357,647 and lease liability net of deposit of $ 37,722 was $ 1,296,936.

As of December 31, 2019, the ROU asset was $ 148,437 and lease liability net of deposit of $ 37,722 was $ 127,975.

NOTE 6 – Related Party Transactions

The Company, as disclosed in Note 5 – Leases and Commitments, leases approximately 600 square feet of land from one of its Executives. The FV of the lease was $736 per year which was expensed during 2020.

Mark Richardson of the law firm Richardson & Associates, a director and shareholder of the Company, provides legal services for SEC activities. Richardson & Associates provides specific SEC activities to the Company at no charge. In 2020 and 2019 the Company incurred other legal expenses to Richardson & Associates of $10,870 and $28,108 respectively. In addition, Mr. Richardson received Founder’s shares in the Company, which had no value as the Company did not have any assets or operations at the time the shares were issued.

NOTE 7 – Concentration of Credit Risks

Concentration of Major Customers

As of December 31, 2020, the Company’s trade accounts receivable was $150,929 from 66 customers. For the year ended December 31, 2020 the Company received 85% of its revenue from four customers and for the year ended December 31, 2019 the Company received 54% of its revenue from two customers. For 2020, the specific concentration was Customer A at 26%, Customer B at 22%, Customer C at 19% and Customer D at 18%. For 2019, the specific concentration was Customer A at 30% and Customer B at 24%.

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Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

Concentration of Supplier Risk

The Company uses single supplier relationships for its raw materials purchases and filling capacity due to the unique formulation and components of each product line, which potentially subjects the Company to a concentration of business risk. If these suppliers had operational problems or ceased making product available to the Company, operations could be adversely affected. The Company had two vendors that accounted for 68% of purchases during the year ended December 31, 2020. Specific concentrations were Vendor A at 34% and Vendor B at 34%. The Company had two vendors that accounted for 56% of purchases during the year ended December 31, 2019. Specific concentrations were Vendor A at 39% and Vendor B at 17%.  If significant suppliers become unable or unwilling to provide inventory in a timely manner, the Company believes that other suppliers are available to provide similar inventory at comparable prices.

NOTE 8 – Common Stock

During 2020 the Company issued 6,678,606 shares during 2020 of which, 1,763,774 shares of common stock at $.80 per share under its second Regulation A+ Offering of which 140,264 shares of common stock sold by one of its Executive Officers. The Company also sold 4,914,832 shares of common stock at $.60 per share under a private placement. The Company also issued 2,988,332 shares of common stock for consideration associated with the support of Company raising equity and 62,500 for prepaid rent associated with its lease renewal, the FV of the 2,988,332 was $2,440,666 at $0.80 and was debited and credited to APIC. The 62,500 shares issued to the lessor was recorded as prepaid of $ 50,000. The Company received gross proceeds of $4,353,700 from these offerings offset by $816,957 in offering costs.

During 2019 the Company sold 7,657,877 shares during 2019 of which, 4,473,739 shares of common stock at $.60 per share under its first Regulation A+ Offering. The Company also sold an additional 876,976 shares of common stock at $.80 per share under a second Regulation A+ Offering of which 70,163 shares of common stock sold by one of its Executive Officers. The Company also sold 2,307,162 shares of common stock at $.60 per share under a private placement. The Company also issued 134,166 shares of common stock for consideration associated with the support of Company raising equity, the fair value of which was $107,332 at $0.80 and was debited and credited to APIC. The Company received gross proceeds of $4,770,581 from these offerings offset by $997,215 in offering costs.

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Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

NOTE 9 – Preferred Stock

Effective with the closing of the 2018 merger of PSH the Company issued to its President 10,000 shares of newly authorized Series A Preferred Stock of the Parent conferring on its President voting control over 51% of the total issued and outstanding voting stock of the Parent. The newly authorized Series A Preferred Stock of the Parent to be issued to the Company’s President have the rights, preferences and privileges expressed in the Certificate of Designation of the Company for the Series A Preferred Stock.

NOTE 10 – Stock Options

On May 2, 2016, the Company adopted its 2016 Stock Incentive Plan (the “Plan”). The plan allows the Company to offer an option or a share purchase right to employee, director, consultant or a member of the Board of Directors. Under the Plan, the maximum number of shares that may be issued shall not exceeded 10,000,000. The term of the option shall not exceed 10 years from the date of grant. As of grant date 37.8% of the shares shall vest on the grant date and the remaining portion 62.2% of the shares subject to the option shall vest each quarterly thereafter per individual option grants. The grants were made to 13 employees, two independent directors and three consultants.  The exercise price of the stock options is $0.60 per share for 3,030,000 of them and $0.66 per share for 1,000,000 of them. During 2018 the Company granted 50,000 options to a newly appointed Board of Directors member. These options had 12,500 shares vested during 2019.

The FV of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each applicable period.

(1) Risk-free interest rate - Risk-free interest rate was based on the US Treasury bond yield for a similar duration, as of the day of grant.

(2) Volatility - Volatility was based on the volatility of the Company, analyzed over historical weekly share prices for one year immediately prior to the day of grant.

(3) Dividend yield - Dividend yield was estimated by the Company based on its expected dividend policy over the contractual life of the options.

(4) FV of the ordinary shares - When estimating the FV of the ordinary shares on the grant dates, management used the pricing in the most recent financing activities.

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Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

The following is a summary of the Company’s stock option activity for the year ended December 31, 2020:

		Weighted
		Average	Aggregate
	Options	Exercise	Intrinsic
	Outstanding	Price	Value

Outstanding at December 31, 2019	3,930,000	$0.61	$-
Granted	0	$0.61
Canceled	250,000	$0.61
Exercised	-
Outstanding at December 31, 2020	3,680,000	$0.61
Exercisable at December 31, 2020	3,655,000	$0.61

The number and weighted average exercise prices of all options outstanding as of December 31, 2020, are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	Dec 31, 2020	Price	(Years)

$0.66	1,000,000	$0.66	2.3
$0.60	2,680,000	$0.60	6.3
	3,680,000	$0.62	4.9

57

Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

The number and weighted average exercise prices of all options outstanding as of December 31, 2019, are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	31-Dec-19	Price	(Years)

$0.66	1,000,000	$0.66	3.3
$0.60	2,930,000	$0.60	7.3
	3,930,000	$0.62	5.9

NOTE 11 – Going Concern

The Company's financial statements are prepared using US GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. In the years ended December 31, 2020 and 2019, the Company incurred net losses of $3,050,009 and $4,029,738, respectively. The Company has an accumulated deficit of $12,399,178 as of December 31, 2020. Continued losses may adversely affect the liquidity of the Company. Recoverability of a major portion of the recorded asset amounts in the accompanying balance sheet depends on continued operations of the Company, which in turn depends on the Company's ability to raise additional capital, obtain financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management took the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. Management devoted considerable effort during the year ended December 31, 2020 toward (i) obtaining additional equity capital (ii) controlling salaries and general and administrative expenses, (iii) management of accounts payable, (iv) evaluation of its distribution and marketing methods, and (v) increasing marketing and sales. To control general and administrative expenses, the Company established internal financial controls in all areas, specifically in hiring and overhead costs. The Company also established a hiring policy under which the Company will refrain from hiring additional employees unless approved by the Chief Executive Officer and Chief Financial Officer. Accounts payable are reviewed and approved or challenged on a daily basis. Senior management reviews the annual budget to ascertain and question any variance from plan, on a quarterly basis, and to anticipate and make adjustments as may be feasible.

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Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

NOTE 12 – Legal Proceeding

As of the date of this CFS there are no pending legal proceedings.

NOTE 13 – Other Events

In December 2019, a novel strain of coronavirus, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread to multiple countries, including the United States (U.S.). In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the pandemic has resulted in quarantines, travel restrictions, and the temporary closure of office buildings and facilities in the United States. The state of California, where the Company is headquartered, has been affected by COVID-19.

Our business and services and results of operations have been adversely affected and could continue to be adversely affected by the COVID-19 pandemic.  The pandemic impacted the Company’s business development and disrupted or delayed the Company’s current mine projects and services to its clients, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on the Company’s ability to conduct its business in the ordinary course. Quarantines, travel restrictions, shelter-in-place and other restrictions related to COVID-19 have impacted the Company’s abilities to visit mines in Mexico and in Asian counties as well as to meet with potential clients and mine owners for the Company’s consulting business and for the Company’s own investment in mine projects. The Company’s clients that are negatively impacted by the outbreak of COVID-19 may cancel or suspend their mine acquisition projects, which in turn will reduce their demands for the Company’s services and materially adversely impact the Company’s revenue.

The global economy has also been negatively affected by COVID-19 and there is continued uncertainty about the duration and intensity of its impacts. The U.S. and global growth forecast is extremely uncertain, which could seriously affect people’s investment decision. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing the Company’s ability to access capital, which could negatively affect the Company’s liquidity.

59

Med-X, Inc. & Subsidiary

December 31, 2020 and 2019

Notes to Consolidated Financial Statements

In April 2020 the Company applied for, approved and received a total of $305,000 in form of the Federal Payroll Protection Program (“PPP) loan.

In October 2020, the Company entered into an Agreement with US Capital Global (“USCGP”) whereby USCGP would act as financial advisor with the objective to raise up to $10,000,000 in debt and/or equity and a willingness to pay 4.5% cash commission and 5% warrants commission of the closing amount of the transaction. This Agreement can be terminated by either party upon written notification.

In July 2019, the Company officially terminated its Letter of Intent dated April 2019 and entered into with one of its acquisition targets and filed the required Form 1-U.

NOTE 14 – Other Income- Debt Extinguishment

During 2019 the Company recorded debt extinguishment arising from reversal of accounts payable to supplier arising in 2015. The amount was disputed, and the matter went into arbitration. In 2017, the arbitration was abandoned. Management believes the debt is now barred by operation of law, accordingly the account payable was reversed and reflected as other income.

NOTE 15 – Subsequent Events

In March 2021 the Company executed a new Broker Dealer Agreement with Dalmore Group, LLC (“Dalmore”) a registered member of FINRA. Upon Dalmore receiving a No Objection Letter from FINRA, the Company will immediately give notice of termination to its current broker/dealer, HB Securities, LLC (formerly known as NMS Capital Advisors, LLC.

As of April 21, 2021, the Company sold 729,027 common shares in its Regulation A+ Offering and 1,311,000 common shares in its private placement. An Executive of the Company participated by selling 58,322 shares of his common shares. The Company received net proceeds of $1,369,822 from these offerings.

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Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description

2.1	Articles of Incorporation *
2.2	Bylaws *
4.1	Subscription Documents*
6.1	License Agreement, dated September 1, 2014, by and between Med-X, Inc., as the Licensee, and Pacific Shore Holdings, Inc. as the Licensor. *
6.2	Posting Agreement, dated November 12, 2015, by and between Med-X, Inc. and StartEngine Crowdfunding, Inc., with Warrant attached. *
6.3	Broker-Dealer Services Agreement with FundAmerica Securities, LLC*
6.4	Development, Marketing and Consulting Agreement with M6, dated June 20, 2016*
6.5	Agreement with Monarch Bay Securities, LLC*
8.1	Escrow Services Agreement with FundAmerica Securities, LLC*
11.1	Consent of Independent Certified Public Accountants**

_____________

*Filed with the original Offering Statement on Form 1-A originally filed by the Company on August 26, 2015, and thereafter amended.

** Filed with this Annual Report.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this annual report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C. on April 28, 2021

Med-X, Inc.

By:	/s/ Matthew Mills
Name:	Matthew Mills
Title:	President

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Mills	President of Med-X, Inc.	April 28, 2021
Matthew Mills	(Principal Executive Officer)

/s/ Ronald J. Tchorzewski	Chief Financial Officer of Med-X, Inc.	April 28, 2021
Ronald J. Tchorzewski	(Principal Financial Officer and Principal Accounting Officer)

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